IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE
                          IN AND FOR NEW CASTLE COUNTY


HOLLINGER INC.,                         )
a Canadian corporation, and             )
504468 N.B. INC., a                     )
New Brunswick corporation,              )
                                        )
                 Plaintiffs,            )     C.A. No. 543-N
                                        )
         v.                             )
HOLLINGER INTERNATIONAL, INC.,          )
a Delaware corporation,                 )
                                        )

                Defendant.              )


                                     OPINION

                          Date Submitted: July 23, 2004
                          Date Decided: July 29, 2004

A. Gilchrist Sparks, III, Esquire, Kenneth J. Nachbar, Esquire, R. Judson Scaggs, Jr., Esquire, Megan Ward Cascio, Esquire, Andrew H. Lippstone, Esquire, MORRIS, NICHOLS, ARSHT & TUNNELL, Wilmington, Delaware; Nathan P. Eimer, Esquire, David M. Stahl, Esquire, Andrew G. Klevorn, Esquire, Vanessa G. Jacobsen, Esquire, EIMER, STAHL, KLEVORN AND SOLBERG, LLP, Chicago, Illinois; ATTORNEYS FOR PLAINTIFFS.

David C. McBride, Esquire, Bruce L. Silverstein, Esquire, Rolin P. Bissell, Esquire, Christian Douglas Wright, Esquire, Glenn C. Mandalas, Esquire, Karen E. Keller, Esquire, YOUNG CONAWAY STARGATT & TAYLOR, LLP, Wilmington, Delaware; Martin Flumenbaum, Esquire, Daniel J. Kramer, Esquire, Robert A. Atkins, Esquire, Robert N. Kravitz, Esquire, PAUL, WEISS, RIFKIND, WHARTON & GARRISON, LLP, New York, New York; ATTORNEYS FOR DEFENDANT.


STRINE, VICE CHANCELLOR

         If the questions resolved in this lengthy opinion could be distilled to three, they would be as follows:

         1. Has the judiciary transmogrified the words "substantially all" in ss. 271 of the Delaware General Corporation Law into the words "approximately half"? 2.

         2. Does a controlling stockholder whose own involvement in misconduct has resulted in legal inhibitions on its exercise of control nonetheless have a nonstatutory, "natural right" in equity to veto the good faith business decisions of the independent board it has elected?

         3. Should the room for risk taking afforded to disinterested directors by Delaware's adoption of a gross negligence standard for duty of care claims be severely constricted through a finding that directors likely breached their duty of care by deciding to sell an asset after a serious exploration of other strategic alternatives, after a full and fair auction, and after receiving advice that the price they were receiving exceeded the present value of the future cash flows that the asset was likely to generate?

         This opinion answers each question in the same way: no.

         Hollinger Inc.(1) (or "Inc.") seeks a preliminary injunction preventing Hollinger International, Inc. (or "International") from selling the TELEGRAPH Group Ltd. (England) to Press Holdings International, an entity controlled by Frederick and David Barclay (hereinafter, the "Barclays"). The TELEGRAPH Group is an indirect, wholly owned subsidiary of International and publishes the TELEGRAPH newspaper and the SPECTATOR magazine. The TELEGRAPH newspaper is a leading one in the United Kingdom, both in terms of its circulation and its journalistic reputation.




----------------
(1) And one of its wholly owned subsidiaries.

         The key question addressed in this decision is whether Inc. and the other International stockholders must be provided with the opportunity to vote on the sale of the TELEGRAPH Group because that sale involves "substantially all" the assets of International within the meaning of 8 DEL. C. ss. 271. The sale of the TELEGRAPH followed a lengthy auction process whereby International and all of Hollinger's operating assets were widely shopped to potential bidders. As a practical matter, Inc.'s vote would be the only one that matters because although it now owns only 18% of International's total equity, it, through high-vote Class B shares, controls 68% of the voting power.

         Inc. argues that a preliminary injunction should issue because it is clear that the sale of the TELEGRAPH satisfies the quantitative and qualitative test used to determine whether an asset sale involves substantially all of a corporation's assets. The TELEGRAPH Group is one of the most profitable parts of International and is its most prestigious asset. After its sale, International will be transformed from a respected international publishing company controlling one of the world's major newspapers to a primarily American publishing company whose most valuable remaining asset, the CHICAGO SUN-TIMES, is the second leading newspaper in the Second City.

         As a secondary argument, Inc. argues that a preliminary injunction ought to issue against the TELEGRAPH sale even if ss. 271 does not require a vote. Because Inc.-affiliated directors have been excluded from the International board committee that approved the TELEGRAPH sale, Inc. claims that its rights as a controlling stockholder have been inequitably denuded. Facing potential consequences if it replaces the International board majority, Inc. argues that it is unfair that it should be reduced to the same position as the International public stockholders, who must rely upon the business judgment of the International board in increasing stockholder welfare. Instead, this court, Inc. contends, must step in and ensure that the special equitable rights of controlling stockholders are vindicated by requiring International to obtain stockholder approval even if the DGCL does not require it.

         Inc. argues that an equitable right to vote should be recognized here because the International board majority is rushing to sell the TELEGRAPH Group during an unusual period in which Inc. is inhibited from wielding the full power that usually comes with controlling 68% of the vote. Rather than pursue more sensible options that might involve a stockholder vote, such as the sale of the whole company, or simply managing the company's current assets more effectively, the incumbent board has supposedly put its desire to effect a major business decision while Inc. has diminished power ahead of its duty to the stockholders. In so doing, the International board -- Inc. argues -- was grossly negligent and failed to rationally consider its options, including whether the upside of retaining the TELEGRAPH was more beneficial than reaping the monetary benefits of its expected cash flow now by taking the auction price.

         In response to these arguments, International makes several points.

         Initially, it contends that the sale of the TELEGRAPH Group does not trigger ss. 271. However prestigious the TELEGRAPH Group, International says its sale does not involve, either quantitatively or qualitatively, the sale of substantially all International's assets.

Whether or not the CHICAGO SUN-TIMES is as prestigious as the DAILY TELEGRAPH, it remains a profitable newspaper in a major city. Along with a group of profitable Chicago-area community newspapers, the CHICAGO SUN-TIMES has made the "Chicago Group" International's most profitable operating segment in the last two years and its contribution to International's profits has been comparable to that of the TELEGRAPH Group for many years. Moreover, International retains a number of smaller newspapers in Canada and the prestigious JERUSALEM POST. After the sale of the TELEGRAPH Group, International therefore will quantitatively retain a sizable percentage of its existing assets and will qualitatively remain in the same business line. Although the TELEGRAPH sale is admittedly a major transaction, International stresses that ss. 271 does not apply to every majoR transaction; it only applies to transactions that strike at the heart of a corporation's existence, which this transaction does not. Only by ignoring the statute's language, International argues, can this court determine that International will have sold substantially all its assets by divesting itself of the TELEGRAPH Group.

         As an alternative argument, International contends that ss. 271 is inapplicable for another reason. International argues that none of ITS assets are being sold at all, because the TELEGRAPH Group is held through a chain of wholly owned subsidiaries and it is only the last link in that chain which is actually being sold to the Barclays.

         Finally, International contends that Inc. has no equitable right as a controlling stockholder to vote on the TELEGRAPH sale if ss. 271's vote requirement is found not to apply. It points out that Inc. is a corporation that is in turn controlled by Conrad Black, who has been found to have breached important obligations he owed to International in connection with the very strategic process that gave rise to the TELEGRAPH sale. As a consequence of Black's behavior (which involved conduct Black undertook at a time when for all intents and purposes he personally dominated Inc.), and its own complicity in that behavior, Inc. was subjected to an injunction of this court, and to restrictions by a federal court. In view of Black's behavior in concert with Inc., those International directors who were affiliated with Inc. were largely excluded from the International strategic process, which was directed by the other directors on the International board through the Corporate Review Committee or "CRC". And by virtue of the federal court order, Inc. faced certain consequences if it replaced International board members and has chosen not to seek to elect a new board majority. Because any inhibitions or restrictions Inc. confronted in involving itself in the International board's deliberations or in replacing the board derive from its own involvement in improper conduct directed towards International, International contends that there is no basis in equity for Inc. to claim special treatment for itself, above and beyond what the Delaware General Corporation Law ("DGCL") requires. Having had the only real voice in selecting the current International board, Inc. faces no inequity if it, like other stockholders, must live with the consequences of good-faith business decisions that those directors make.

         Furthermore, International argues that Inc.'s due care claim lacks any force. The decision to sell the TELEGRAPH followed an exhaustive and careful consideration of strategic alternatives, including a sale of the whole company. Before voting to sell, the

International directors considered relevant risks and received considerable information about the value of the TELEGRAPH Group. Only after considering this information did the CRC vote to accept the Barclays' bid, which exceeded the top range of the valuation analyses of the directors' financial advisors.

         In this opinion, I conclude that Inc.'s motion for a preliminary injunction motion should be denied as neither its ss. 271 nor its equitable claims have a reasonable probability of success.

         As to the ss. 271 claim, I choose not to decide whether International's technical statutory defense has merit. It is common for public companies to hold all of their operating assets through indirect, wholly owned subsidiaries. International wants me to hold that a parent company board may unilaterally direct and control a process by which its indirect, wholly owned subsidiary sells assets that would, if held directly by the parent, possibly comprise substantially all of the parent's assets and by which the sale proceeds under a contract that the parent corporation itself negotiates, signs, and fully guarantees. In that circumstance, International says that ss. 271 would have no application unless the selling subsidiary has no corporate dignity under the strict test for veil piercing. A ruling of that kind would, as a practical matter, render ss. 271 an illusory check on unilateral board power at most public companies. And while that ruling would involve a rational reading of ss. 271, it would not represent the only possible interpretation of that statute. Because this motion can be resolved on substantive economic grounds and because the policy implications of ruling on International's technical defense are important, prudence counsels in favor of deferring a necessarily hasty decision on the interesting question presented.

         Instead, I address the economic merits of Inc.'s ss. 271 claim and treat the TELEGRAPH Group as if it were directly owned by International. An application of the governing test, which was originally articulated in GIMBEL V. SIGNAL COS.,(2) to the facts demonstrates that the TELEGRAPH Group does not come close to comprising "substantially all" of International's assets. Although the TELEGRAPH Group is a very important asset of International's and is likely its most valuable asset, International possesses several other important assets. Prominent among these is its so-called Chicago Group, a valuable collection of publications that, by any objective standard approaches the TELEGRAPH Group in economic importance to International. In fact, earlier this year, Inc. based its decision to try to sell itself to the Barclays on advice that the Chicago Group was worth more than the TELEGRAPH Group. And the record is replete with evidence indicating that the Chicago Group's recent performance in outperforming the profitability of the TELEGRAPH Group was not anomalous and that many reasoned observers -- including Inc.'s controlling stockholder, Conrad Black -- believe that the Chicago Group will continue to generate EBITDA at levels akin to those of the TELEGRAPH Group.

         Put simply, after the TELEGRAPH Group is sold, International will retain considerable assets that are capable of generating substantial free cash flow. Section 271



----------------
(2)  316 A.2d 599 (Del. Ch.), AFF'D, 316 A.2d 619 (Del. 1974).

does not require a vote when a major asset or trophy is sold; it requires a vote only when the assets to be sold, when considered quantitatively and qualitatively, amount to "substantially all" of the corporation's assets.

         Inc.'s inability to meet this economically focused test has led it to place great weight on the greater journalistic reputation of the TELEGRAPH newspaper when compared to the SUN-TIMES and the social importance of that newspaper in British life. The problem with this argument is that ss. 271 is designed as a protection for rational owners of capital and its proper interpretation requires this court to focus on the economic importance of assets and not their aesthetic worth. The economic value of the TELEGRAPH's prestige was reflected in the sales process for the TELEGRAPH Group and in the cash flows projected for that Group. The Barclays' bid includes the economic value that bidders place on the TELEGRAPH's social cachet and does not approach a price that puts the TELEGRAPH Group close to being substantially all of International's assets. Nor does the sale of the TELEGRAPH Group break any solemn promise to International stockholders. During its history, International has continually bought and sold publishing assets, and no rational investor would view the TELEGRAPH Group as immune from the company's ongoing M & A activity.

         After rejecting Inc.'s ss. 271 claim, I address its so-called equitable claim for a vote. Originally, this claim was premised largely on the unfairness to Inc. of its affiliates' exclusion from the CRC. That argument, however, obviously lacks logical or equitable force. Whatever inhibitions Inc. suffers as a controlling stockholder are self-inflicted and provide no basis for it to interfere with the managerial discretion invested in International's board by the DGCL.

         Likewise, the record does not bear out Inc.'s alternative argument that equity demands an injunction because the International board was grossly negligent in its decisionmaking process. Contrary to Inc.'s protestations that the CRC rushed its process and ruled out reasonable opportunities to sell the company or do nothing, the record reveals that the CRC and its bankers performed an aggressive market canvass that was rationally designed to elicit favorable bids for the entire company and for its various components. Only after that real-world market check showed that selling the whole company or other parts was not an optimal strategy did the CRC focus exclusively on a sale of the TELEGRAPH. At that point, the CRC held a final round of bidding and received what it believed was a very favorable price of $1.2 billion. That price will enable the company to pay down considerable debt and to deliver, through a dividend or share repurchase program, an immediate return to International's stockholders. Before voting to approve the sale, the CRC possessed a great deal of evidence about the relative utility of selling the TELEGRAPH Group versus retaining it. That evidence included the results of an open auction as well as a detailed presentation that showed that the sale price exceeded the top range of the valuation analyses -- including a discounted cash flow analysis -- by the CRC's investment banker. After discovery, moreover, it was revealed that a strategy economically similar to that which the CRC has chosen is one that Inc.'s controlling stockholder, Conrad Black, believes could generate a "startlingly high return" because of the future profits of the Chicago Group.(3)

         Stated bluntly, if SMITH V. VAN GORKOM4 was a surprise in 1984, a ruling twenty years later that the International independent directors acted with grossly deficient care by approving a post-auction sale of the TELEGRAPH Group after receiving reasoned advice that the sale price exceeded the value that would be generated by the Group's expected cash flows would be stunning and path-breaking -- and not in a positive, responsible way. The CRC made a classic business judgment in deciding to sell an important asset to a third party in an arms'-length transaction at the end of an exhaustive examination of strategic alternatives. No gross deviation from expected standards of director conduct is involved here.

         Because Inc.'s merits-based arguments lack force, its request for a preliminary injunction is denied.


                              I. FACTUAL BACKGROUND

         Because of the subject matter of this motion, it is important to understand what kind of company Hollinger International was, what kind of company it now is, and what kind of company it will become if the TELEGRAPH sale is consummated. I will therefore endeavor to set forth the factual conclusions about these issues that I draw from the preliminary injunction record without burdening the reader with exhausting detail.



----------------
(3)  Black Dep. Ex. 5.4 488 A.2d 858 (Del. 1985).

         I will begin with International's origins and its corporate structure and move forward chronologically to the present. Because Inc. has also brought fiduciary duty claims based in equity, I must also discuss the events leading to the International board's decision to sell the TELEGRAPH Group, and the facts bearing on the equitable considerations that Inc. contends are at stake.


                            INTERNATIONAL'S CREATION

         International cannot be understood without appreciating its relationship with Conrad Black. Black is an accomplished man who, through various entities, came to control a large number of newspaper publications. Over time, he chose to control the holdings he had assembled through the plaintiff in this matter, Hollinger Inc., a publicly traded Canadian company.

         Black controlled Inc. through another private company, of which he was the controlling stockholder, The Ravelston Corporation Limited. Ravelston controlled a majority of Inc.'s voting power.

           In 1994, Inc. decided to bring American Publishing Company, one of its subsidiaries, public. When American Publishing's initial public offering was made, it owned assets including the CHICAGO SUN-TIMES, a group of newspapers in the Chicago area, and THE JERUSALEM POST. It did not own the TELEGRAPH then.

         A year later, American Publishing changed its name to Hollinger International, Inc. ("International"). Inc. then transferred its interests in certain other publications to International. These included the DAILY TELEGRAPH and related papers in London; a group of prominent Canadian newspapers including THE OTTAWA CITIZEN, the CALGARY HERALD, THE VANCOUVER Sun, THE EDMONTON JOURNAL, and THE GAZETTE (of Montreal); and various Australian publications, including the THE SYDNEY MORNING HERALD, THE AGE (of Melbourne), and THE AUSTRALIA FINANCIAL REVIEW.

         The addition of these newspapers to International did not represent a fundamental and lasting commitment to a static and synergistically integrated array of publications. Rather, it merely represented a temporary grouping of publishing assets that would be, as we will now see, subject to a great deal of change over time, as part of the ongoing operations of International. Put simply, International regularly acquired and disposed of sizable publishing assets.

         During the years 1995 to 2000, for example, International engaged in the following large transactions:

         o The 1996 and 1997 sales of the company's Australian newspapers for more than $400 million.

         o The 1998 acquisition of the POST-TRIBUNE in Gary, Indiana and the sale of approximately 80 community newspapers, for gross cash proceeds of approximately $310 million.

         o The 1998 acquisitions of THE FINANCIAL POST (now THE NATIONAL POST), the VICTORIA TIMES COLONIST, and other Canadian newspapers for a total cost of more than $208 million.

         o The 1999 sale of 78 community newspapers in the United States, for more than $500 million.

         o The 2000 sale of other United States community newspapers for $215 million.

         o The 2000 acquisition of newspapers in and around Chicago, for more than $230 million.

         o The 2000 sale of the bulk of the company's Canadian newspaper holdings to CanWest for over $2 billion.(5)

The last of the cited transactions is particularly notable for present purposes. As of the year 2000, the so-called "Canadian Newspaper Group"-- most of its metropolitan and community newspapers were in Canada-- accounted for over 50% of International's revenues and EBITDA.(6) The EBITDA measure is significant because it is a measure of free cash flow that is commonly used by investors in valuing newspaper companies.

         Notably, International sold the bulk of the Canadian Newspaper Group to CanWest for $2 billion without a stockholder vote (the "CanWest sale"). And Inc.-- then controlled by the same person who controls it now-- never demanded one.

         The CanWest sale had an effect that is still lingering. International remains subject to a potential tax liability of $376 million in connection with the sale. Although the record provides no basis to make a probabilistic assessment of the extent of liability International will eventually face in connection with that sale, the liability of $376 million is carried on the company's books and is a genuine economic risk.


              INTERNATIONAL OPERATING UNITS AFTER THE CANWEST SALE

         The CanWest sale left International with the set of operating assets it now controls. These operating assets fall into four basic groups, which I label in a reader-


----------------
(5)  Paris Aff. P.  11.
(6)  That is, earnings before interest, taxes, depreciation and amortization.

friendly manner as: the Canada Group; the Chicago Group, the Jerusalem Group, and the TELEGRAPH Group. A brief description of each is in order, beginning with the Group that contributed the least to International's 2003 revenues and working towards the Group that contributed the most. The Groups operate with great autonomy and there appear to be negligible, if any, synergies generated by their operation under common ownership.


                               THE JERUSALEM GROUP

         The Jerusalem Group owns four newspapers that are all editions of the JERUSALEM POST, which is the most widely read English-language newspaper published in the Middle East and is considered a high-quality, internationally well-regarded source of news about Israel. The Jerusalem Group also owns the JERUSALEM REPORT, a magazine, and Internet assets associated with its newspapers and magazine.

         The Jerusalem Group makes only a very small contribution to International's revenues. In 2003, it had revenues of approximately $10.4 million, a figure amounting to only around 1% of International's total revenues, and its EBITDA was nearly $3 million in the red. This poor performance is attributed by management to economic conditions in Israel, a decrease in that nation's English-speaking population, and the loss of a contract to print Israel's national phone directory. Management has reduced costs in order to address these factors and hopes that the Group will soon return to profitability. Even if that happens, the Group will obviously not be a major driver of International's future profitability.

                                THE CANADA GROUP

         The Canada Group is the last of the Canadian publishing assets of International. It operates through three main businesses: 1) HP Newspapers, which publishes 29 daily and community newspapers in British Columbia and Quebec; 2) Business Information Group, which publishes dozens of trade magazines, directories and websites in 17 different markets, addressed to various industries (such as the insurance and automotive industries) and professions (such as dentists); and 3) Great West Newspaper Group Ltd., a publisher of 17 community newspapers and shopping guides in Alberta, which is 70% owned by International and its subsidiaries.

         The Canada Group is expected to generate over $80 million in revenues(7) this year, a figure similar to last year. But certain retiree benefit issues impair its profitability, and its EBITDA is expected to be slightly negative.


                                THE CHICAGO GROUP

         The Chicago Group is one of the two major operating asset groups that International controls. The Chicago Group owns more than 100 newspapers in the greater Chicago metropolitan area. Its most prominent newspaper is the CHICAGO SUN-TIMES, a daily tabloid newspaper that might be thought of as the "Second Newspaper In


----------------

(7) All dollar denominations used in this opinion are in American dollars and any Canadian dollar figures in exhibits have been converted to U.S. dollars. Likewise, for ease of reference, the opinion focuses on the U.S. dollar equivalent of transactions conducted using the British pound, using an exchange rate of 1.85 dollars to 1 pound, as agreed to by the parties.

the Second City." That moniker would not be a slight, however, when viewed from a national or even international perspective.

         Even though it ranks behind the CHICAGO TRIBUNE in terms of overall circulation and readership, the SUN-TIMES has traditionally been and remains one of the top ten newspapers in the United States in terms of circulation and readership. Even though it is a tabloid, the SUN-TIMES is not an undistinguished paper. Its sports coverage is considered to be excellent, its film critic Roger Ebert is nationally prominent, and its pages include the work of many well-regarded journalists.

         That said, the SUN-TIMES is not the NEW YORK TIMES and it fills a niche within the Chicago area similar to the niche filled by tabloids in other areas. Tabloids are useful for commuters, sports fans, and for readers who are interested in a quicker portrayal of news than broadsheets, as well as for folks who care about what's going on in City Hall. For these reasons, the SUN-TIMES actually has a greater weekday readership within the City of Chicago itself than the TRIBUNE.

         By contrast, its tabloid format and focus leaves the SUN-TIMES more vulnerable in the greater Chicago area, whose affluent suburbs are filled with readers who lean heavily towards the TRIBUNE and its broadsheet format. And on Sunday, a day of the week that is important to the profitability of American newspapers, the SUN-TIMES runs behind the TRIBUNE even within Chicago.

         Regardless of whether it lags the TRIBUNE, the SUN-TIMES has generated very healthy EBITDA for International on a consistent basis during the recent past, producing

$40 million in EBITDA in 2003, out of a total of nearly $80 million for the entire Chicago Group.

         As will be explained in more detail later, the SUN-TIMES recently suffered an embarrassment that could impair its profitability in the short term. In April 2004, the SUN-TIMES' publisher (who had just assumed his duties in late autumn 2003) discovered that the SUN-TIMES had been inflating its circulation numbers through various practices. This discovery, which was promptly investigated and publicly disclosed in June 2004, had a negative effect on International's stock price and credibility. It also came on the heels of an initiative to raise the newsstand price of the SUN-TIMES, a measure that was expected to reduce circulation for some period. Although the best evidence in the record suggests that the SUN-TIMES will weather the storm and not lose its readership's loyalty, this development might stall immediate profit growth as advertisers use it as leverage to resist price increases and as the SUN-TIMES incurs costs to address class action litigation commenced on behalf of certain advertisers as a result of the disclosure.

         The SUN-TIMES is only one aspect of the Chicago Group, however. The Chicago Group also owns a valuable group of community newspapers that are published in the greater Chicago metropolitan area. These newspapers include seven daily newspapers, seventy-five weekly newspapers, a magazine, and a variety of shopping guides. Collectively, these publications have a paid daily circulation of over 200,000 copies and even more on Sundays. The geographic coherence of these newspapers is a marketing advantage as advertisers can purchase packages that cover multiple papers in their target markets and get a better rate than dealing with individually owned papers in those markets.

         These community papers have important economic value to the Chicago Group and to International. Their revenues and EBITDA, taken together, are roughly equal to that of the Sun-Times:

-------------------------------------------------------------------------------------------------------------
REVENUE IN MILLIONS(8)
                                            2000         2001           2002           2003F           2004B
                                            ----         ----           ----           -----           -----
SUN-TIMES                                  241.3        222.8          222.7           227.3           239.6
Entire Chicago Group                       401.4        442.9          441.8           450.8           473.3
-------------------------------------------------------------------------------------------------------------
Percentage from SUN-TIMES                   60.1%        50.3%          50.4%           50.4%           50.6%
-------------------------------------------------------------------------------------------------------------


-------------------------------------------------------------------------------------------------------------
EBITDA IN MILLIONS(9)
                                            2000         2001           2002           2003F           2004B
                                            ----         ----           ----           -----           -----
SUN-TIMES                                   33.3         23.2           38.1            40.0           44.2
Entire Chicago Group                        59.8         47.6           72.1            78.1           95.1
-------------------------------------------------------------------------------------------------------------
Percentage from SUN-TIMES                   55.7%        48.7%          52.8%           51.2%          46.5%
-------------------------------------------------------------------------------------------------------------


         In recent years, the Chicago Group as a whole has run neck-and-neck with the TELEGRAPH Group in terms of generating EBITDA for International. In 2003, it won the race and its over $79 million in EBITDA was the largest contribution to EBITDA of any of International's four operating groups.


                               THE TELEGRAPH GROUP

         The TELEGRAPH Group includes the Internet site and various newspapers associated with the DAILY TELEGRAPH, including the SUNDAY TELEGRAPH, as well as the magazines THE


----------------
(8)  Paris Aff.P. 20; Paris Aff. Ex. 3 at HTEL 105991.
(9)  Paris Aff. P. 19; Paris Aff. Ex. 3 aT HTEL 105991.

SPECTATOR and APOLLO. The SPECTATOR is the oldest continually published English-language magazine in the world and has an impressive reputation as a journal of opinion for the British intelligentsia, but it is not an economically significant asset. Rather, the TELEGRAPH newspaper is the flagship of the TELEGRAPH Group economically.

         The TELEGRAPH is a London-based newspaper but it is international in importance and readership, with a reputation of the kind that U.S. papers like the NEW YORK TIMES, the WASHINGTON POST, and the WALL STREET JOURNAL enjoy. It is a high-quality, broadsheet newspaper that is noted for its journalistic excellence, with a conservative, establishment-oriented bent. Its daily circulation of over 900,000 is the largest among English broadsheets but it trails the LONDON SUNDAY TIMES in Sunday circulation by a sizable margin. Several London tabloids also outsell the TELEGRAPH by very large margins. London may be the most competitive newspaper market in the world and that market continues to involve a vigorous struggle for market share that has existed since the early 1990s, when the TIMES' owner, Rupert Murdoch, initiated a price war.

         The TELEGRAPH's readers are older than the U.K. average but also much more affluent. To capitalize on its reputation and the wealth of its readers, the TELEGRAPH Group has initiated businesses that market goods and services to readers. But it also faces the threat that it could lose readership as younger readers have tended to favor tabloids.

         The TELEGRAPH also faces a business difficulty related to its printing facilities, which are half-owned by Richard Desmond, who owns the DAILY EXPRESS, another newspaper. The TELEGRAPH had delayed making a needed investment in a printing facility that will meet its long-term needs and have upgraded color capacity. The cost of that investment is estimated to be over $185 million.

         On balance, however, there is no question that the TELEGRAPH Group is a profitable and valuable one. In the year 2003, it had over a half billion dollars in revenues and produced over $57 million in EBITDA.


                          OTHER ASSETS AND LIABILITIES

         International also has approximately $400 million of other assets, including cash, a real estate venture with Donald Trump in Chicago, the private papers of Franklin Delano Roosevelt,(10) investments in securities, venture investments, intangibles and receivables from shareholder affiliates. These assets more or less offset International's liabilities, other than the potential CanWest tax liability. This also does not include the potential value of International's claims against Black and others, described below.


        THE MANAGEMENT AND GOVERNANCE OF INTERNATIONAL AS OF MID-2003(11)

         As of the middle of last year, International was firmly under the central control of Conrad Black who, in turn, dealt with the company's four operating groups, which functioned autonomously of each other. Black was the Chairman and CEO of International and possessed ultimate voting control over the company. The manner in


----------------
(10) These were purchased for International by Black, who was working on a biography of FDR at the time.
(11) Some of the factual discussion in this section is drawn from this court's earlier opinion in HOLLINGER INT'L, INC. V. BLACK, 844 A.2d 1022 (Del. Ch.
     2004). The reader's familiarity with that opinion is assumed.

which he did so is notable because there was a stark disparity between the extent of Black's voting control and his actual equity ownership in International. Through his majority ownership of Ravelston, Black controlled a majority of the voting power of Inc., which in turn controlled a majority of the voting power of International. The voting control that Black wielded, however, consisted largely of high-vote stock. Thus, as of late 2003, Inc. owned only a bit over 30% of International's total equity while wielding nearly 73% of the votes. Because Ravelston owned 78% of Inc.'s common shares and Black owned 65% of Ravelston, Black's personal economic stake as an equity owner (on an imputed basis) in International comprised less than 16% of the company's equity. As a result, Black arguably stood to gain more on a yearly basis from his managerial perquisites at International (i.e., from the control rights his ownership afforded him) than he did from increasing the value of International's profits and share price.

         In this regard, Black's private holding company, Ravelston, was paid substantial sums by International (as well as several of its subsidiaries) to provide it with headquarter-level services. The human beings who actually provided these services for International and its subsidiaries were directly employed by Ravelston and also provided services to Inc.

         Black personally spent more time focused on the TELEGRAPH Group, the group that comprised the publications with the most prestige and social cachet, than he did on the other groups at International. His long-time subordinate, David Radler, who was

International's Deputy Chairman and Chief Operating Officer, served as publisher of the SUN-TIMES and led the Chicago Group, subject to Black's managerial supervision.

         Consistent with the editorial philosophy he brought to International's various publications, Black filled the International board with a number of distinguished conservatives who had impressive careers serving in government in the United States and Canada. Black hand picked these outside directors, several of whom were his personal friends. They comprised the International board along with an equal number of inside directors who held management and ownership positions at Ravelston.

         Despite their distinguished careers, the outside directors of International were not, to put it in an understated way, universally perceived as effective monitors of Black. This perception triggered the course of events that resulted in this (and other) cases. I now describe this course of events.


         TWEEDY BROWNE SPARKS AN INTERNAL INVESTIGATION OF SELF-DEALING
                BY BLACK, HIS MANAGERIAL SUBORDINATES, AND INC.

         In May 2003, one of International's largest stockholders, Tweedy Brown Company, LLC, demanded that the board investigate over $70 million in so-called "noncompetition payments" (the "Non-Compete Payments") to Black and certain of his managerial subordinates. The Non-Compete Payments had allegedly been made in connection with sales by International of certain assets. Tweedy Browne later expanded its demand to include certain management contracts between International and Ravelston and other instances of alleged self-dealing.

         As a result of the Tweedy Browne demand letter, International's board decided to form a "Special Committee." That was because Tweedy Browne's letter focused not only on the recipients of the Non-Compete Payments and other benefits, but also on the conduct of the existing outside directors who had permitted their receipt. Therefore, a new outside director, Gordon Paris, an experienced and successful investment banker, was initially made a one-person committee, and soon after was joined by two more new outside directors, Raymond Seitz, a distinguished former diplomat who had recently served as Vice Chairman for Lehman Brothers in Europe, and Graham Savage, a prominent Canadian business executive. The special committee soon engaged Richard Breeden and the law firm of O'Melveny & Meyers to assist it in its work.

         By October 2003, the Special Committee concluded that over $30 million in Non-Compete Payments had been made without proper authorization. Of that amount, nearly $16.5 million went to Inc. and $7.2 million went to Black personally. Radler received an amount identical to that which Black received.

         As troubling to the Special Committee, it believed that International's public disclosures contained false and misleading statements regarding the Non-Compete Payments.

         After these conclusions were reached, the Special Committee negotiated with Black over how to address these findings. These negotiations coincided with consideration by Black of having International embark on a "Strategic Process" involving the possible sale of the company or some of its key assets. To that end, Black had been discussing with Lazard, Freres & Co. the idea of retaining it as International's financial advisors in the process. In connection with negotiations with the Special Committee, Black pledged that the Strategic Process would endeavor to find a transaction that would be for the "equal and ratable" benefit of all of International's shareholders and that he would not favor Inc. over the public stockholders of International.

         After negotiation, International reached accord with Black on a contractual resolution, which took the form of a publicly announced "Restructuring Proposal." That proposal had certain key elements that are pertinent for present purposes. These included:

         o A requirement that Black and the other managers repay the Non-Compete Payments they had received by June 1, 2004, with 10% due by December 31, 2003;

         o A requirement that Inc. repay the $16.5 million in Non-Compete Payments it had received by June 1, 2004, which was backed up by assurances by Black that Inc. would pay because he would and could ensure that it did;

         o A statement that the Non-Compete Payments had not been properly authorized and a commitment to correct the company's public filings;

         o Termination of International's management agreement with Ravelston on June 1, 2004;

         o The negotiation of a lower interim management fee with Ravelston for the first half of 2004;

         o The resignation of Black as International's CEO and his replacement by Paris as interim CEO, and the reconstitution of the company's Executive Committee, with Seitz becoming the Chairman and Black remaining a member along with Paris; and

         o Radler's resignation from all his offices, including as a director of International;

         o The resignation of certain of Black's management subordinates from all their offices, which also resulted in the departure of another Inc.-affiliated International inside director;

         o The continuation of the Special Committee's work in investigating self-dealing at the company.


         For purposes of this opinion, the most notable aspects of the Restructuring Proposal dealt with the contemplated Strategic Process to be conducted by the International board, which, by virtue of the required removal of two inside directors and the recent addition of new outside directors, now had a clear outside majority. In connection with the Strategic Process, the Restructuring Proposal stated:

         6. The full Board of Directors will engage Lazard as financial advisor to pursue a range of alternative strategic transactions ("Strategic Process"). THE CHAIRMAN OF THE COMPANY WILL DEVOTE HIS PRINCIPAL TIME AND ENERGY TO PURSUING THE STRATEGIC PROCESS WITH THE ADVICE AND CONSENT OF THE EXECUTIVE COMMITTEE AND OVERALL CONTROL BY THE BOARD. Lazard will be directed to give regular reports of progress and developments in the Strategic Process to Lord Black and Gordon Paris; in addition, Lazard will be directed to give periodic reports to the Company's Executive Committee or upon request of the Executive Committee.

         7. DURING THE PENDENCY OF THE STRATEGIC PROCESS, IN HIS CAPACITY AS THE MAJORITY STOCKHOLDER OF HLG [I.E., INC.], LORD BLACK WILL NOT SUPPORT A TRANSACTION INVOLVING OWNERSHIP INTERESTS IN HLG IF SUCH TRANSACTION WOULD NEGATIVELY AFFECT THE COMPANY'S ABILITY TO CONSUMMATE A TRANSACTION RESULTING FROM THE STRATEGIC PROCESS UNLESS THE HLG TRANSACTION IS NECESSARY TO ENABLE HLG TO AVOID A MATERIAL DEFAULT OR INSOLVENCY. IN ANY SUCH EVENT, LORD BLACK SHALL GIVE THE COMPANY AS MUCH ADVANCE NOTICE AS REASONABLY POSSIBLE OF ANY SUCH PROPOSED HLG TRANSACTION.(12)


----------------
(12) Paris Aff. Ex. 5 (Restructuring Proposal)P.P. 6-7 (emphasis added).

         International announced the Restructuring Proposal in a press release that Black helped craft. It stated in part that:

         Hollinger International Inc. ("Hollinger") . . . today announced that its board of directors has retained Lazard LLC ("Lazard") to review and evaluate its strategic alternatives, including a possible sale of the company, a sale of one or more of its major properties or other possible transactions (the "Strategic Process").

                  In addition to commencing the Strategic Process, Hollinger also announced a series of management changes. LORD CONRAD M. BLACK OF CROSSHARBOUR ("Lord Black") HAS ADVISED THE BOARD THAT, in light of the Strategic Process, he will retire as Chief Executive Officer effective November 21, 2003, and that HE WILL DEVOTE HIS TIME AND ATTENTION PRIMARILY TO PURSUING THE STRATEGIC PROCESS. Lord Black will remain as non-executive Chairman of Hollinger, and he will continue unchanged his role as Chairman of The TELEGRAPH Group, Ltd. (the "TELEGRAPH"), a wholly-owned subsidiary of Hollinger.

                  LORD BLACK SAID: "NOW IS THE APPROPRIATE TIME TO EXPLORE STRATEGIC OPPORTUNITIES TO MAXIMIZE VALUE FOR ALL SHAREHOLDERS OF HOLLINGER INTERNATIONAL. We are delighted that Bruce Wasserstein and his team at Lazard will be working with us to ensure the market is well aware of the substantial value of the Company's assets. REFLECTING MY FULL SUPPORT OF THIS PROCESS, I WILL BE DEVOTING MY ATTENTION IN COMING MONTHS TO ACHIEVING A SUCCESSFUL OUTCOME FOR ALL HOLLINGER SHAREHOLDERS. The present structure of the group clearly must be renovated. As the Strategic Process proceeds we will continue to cooperate entirely with the Special Committee to resolve corporate governance concerns."

                  . . . .

                  Lord Black has also agreed that during the pendency of the Strategic Process, in his capacity as the majority shareholder of HLG, he will not support a transaction involving ownership interests in HLG if such transaction would negatively affect Hollinger's ability to consummate a transaction resulting from the Strategic Process unless any such transaction involving HLG meets certain limited conditions, and after reasonable prior notice to Hollinger.(13)


----------------
(13) Paris Aff. Ex. 6.

         The wording of the Restructuring Proposal and the press release was also designed, as Black desired, to encourage market observers and regulators to believe that International was taking care of its own problems and moving forward in a responsible manner that would benefit its public stockholders.


      BLACK -- ACTING ON BEHALF OF INC. AS BOTH ITS PRINCIPAL AND AGENT --
          VIOLATES THE RESTRUCTURING PROPOSAL AND HIS FIDUCIARY DUTIES

         Even before the Restructuring Proposal was inked, Black had begun to undermine the Strategic Process it contemplated and to ignore his fiduciary duties to International. Over the course of 2003, Black had received inquiries from the Barclays about whether the TELEGRAPH Group was for sale. When bad press about International came out, they would contact Black and ask about the Telegraph. Black would tell them to go away and did not inform the International board of their interest.

         When the Restructuring Proposal was executed, Black did not perform the duties he had undertaken. Instead of assisting International -- which had retained Lazard, the bankers Black had suggested -- Black began trading for himself and Inc., which had some liquidity problems. To that end, Black diverted the Barclays from an interest in buying the TELEGRAPH Group to a deal focused on buying Inc. itself. For the Barclays, the purchase of Inc. was -- as Black well knew -- merely a means to the enD of controlling the TELEGRAPH and he led them to believe he held the key to that asset. During his dealings with the Barclays, Black kept the rest of the International board in the dark, and made false protestations of loyalty to the Strategic Process.

         In January 2004, International's board whiffed the strong smell of Black's betrayal and began to try to rein him back in. Their efforts failed and Black announced a deal whereby the Barclays would purchase Inc. Effectively, this stopped the nascent Strategic Process -- which had been proceeding at a responsible pace -- in its tracks. Had the Barclays' transaction with Black been consummated, the Barclays would have been recent buyers and therefore there would have been no reason for market players to perceive them as sellers, particularly of the TELEGRAPH Group, the Barclays' ardent desire for which was widely known.

         In the same period, Black reneged on his contractual commitment to repay 10% of the Non-Compete Payments he received and made unsubstantiated statements indicating that he had evidence of proper approval of those payments.

         When all this came to a head, the International board majority scrambled to react. Paris asked Lazard to explore strategic options that International's board might take, including in particular a sale of the TELEGRAPH Group. Meanwhile, Black was directing Inc.'s every activity and caused Inc. to file a bylaw amendment that essentially gave him unilateral veto power over any action of the International board. Ignoring that amendment, the International board took action of its own, to address Black's conduct -- all of which he had taken as both Inc.'s principal and agent. Indeed, by this time, Inc. was devoid of independent directors with any experience, as they had all resigned when Black refused their request that he give up his managerial posts in the wake of the Restructuring Proposal. Only in the middle of January 2004 did Inc. add replacement outside directors, Gordon Walker and Richard Rohmer, and (at least during this period) these directors did not take any action to impede Black from causing Inc. to do whatever he wished.

         To address Black's and Inc.'s actions, International's board adopted a shareholder rights plan and formed a Corporate Review Committee. The CRC was to exercise power over the Strategic Process and the Special Committee process and was comprised of all the members of the board, save the inside directors affiliated with Inc., who included Black and his wife, Barbara Amiel Black.

         During this same period, International also acceded to the Securities and Exchange Commission's demand that the company assent to the entry of a "federal Consent Order" in federal district court in Illinois or face suit by it. The federal Consent Order put in place a mechanism whereby a special monitor -- who was to be the Special Committee's advisor, Richard Breeden -- would be appointed if International's outside directors were replaced without the support of 80% of the incumbent board. The Special Monitor would have the power to prosecute actions on International's behalf and to, in essence, complete the work of the Special Committee if a change in board composition prevented the Committee from doing that. Upon appointment, the Special Monitor would be empowered to protect International's non-controlling stockholders but only to the extent permitted by law, which suggests that the Special Monitor could seek judicial relief to stop action to their detriment. By its own terms, the federal Consent Order is time limited and is focused on the period necessary for the Special Committee to complete its work.

         In the wake of these events, International brought suit in this court to enjoin the sale of Inc. to the Barclays and to invalidate the bylaw amendments by which Inc. proposed to paralyze the International board. Black and Inc. responded by, among other things, filing counterclaims seeking to invalidate the Restructuring Proposal, the CRC, and the shareholder rights plan. After expedited proceedings, this court held that Black (acting in concert with and on behalf of Inc.) had violated his fiduciary duties to International by misusing confidential information of International's for his and Inc.'s own purposes, diverting a corporate opportunity of International's (the possible sale of the TELEGRAPH) to Inc., and other improper conduct (including misrepresentations by Black to the other International directors). The court also found that Black, operating as principal and agent of Inc., had violated the Restructuring Proposal. It also rejected Black and Inc.'s arguments that they were fraudulently induced into entering the Restructuring Proposal.(14)

         On the basis of these findings, the court enjoined the sale of Inc. to the Barclays, invalidated the bylaw amendments proposed by Inc. at Black's instance, and upheld the adoption of the shareholder rights plan by the International board. Moreover, a preliminary injunction was put in place that enjoined Black and Inc. from acting in concert to pursue or consummate any transaction in violation of paragraphs 6 and 7 of the Restructuring Proposal, and that enjoined Black and any person or entity working in concert with him from committing further breaches of fiduciary duty or the Restructuring


----------------
(14) SEE HOLLINGER, 844 A.2d 1022, PASSIM (Del. Ch. 2004).

Proposal, including by taking action that would undermine the Strategic Process or by failing to inform International candidly and completely of all opportunities within the scope of the Strategic Process that came to their attention.

         By that time, the Special Committee had also brought an action against Black, Inc., and other of Black's compatriots and Inc. affiliates. Among the claims was that the defendants had engaged in massive self-dealing with International's assets. In total, the suit sought over $380 million in damages, an amount that the Special Committee sought to treble through use of the federal Racketeer Influenced and Corrupt Organizations ("RICO") statute. That suit remains pending in the U.S. District Court for the Northern District of Illinois. In that same court, a motion by Inc. to lift the federal Consent Order was denied by Judge Blanche Manning. Her written decision was issued in May 2004.(15)

         In the same period, this court entered a money damage judgment in favor of International against Black and Inc., totaling around $30 million collectively. The award was in the amount of the Non-Compete Payments that the Restructuring Proposal required them to pay back by June 1, 2004, but which they did not pay. Recently, they paid the judgment amount but filed an appeal. The amount Black and Inc. have paid is an additional asset of the company although that judgment, like any judgment from which an appeal is taken, is at risk of reversal.



----------------
(15) S.E.C. V. HOLLINGER INT'L, INC., 2004 WL 1125904 (N.D. Ill. May 19, 2004).

                        THE STRATEGIC PROCESS'S BEGINNING

         Before litigation erupted, the Strategic Process had gotten underway. From the get-go, a variety of options were on the table. These ranged from a sale of International as a whole -- to a sale of one or more of the operating groups -- to a merger with Inc. and elimination of the dual-class voting structure -- to simply continuing to operate the company but trying to do so more profitably. Options -- such as the issuance of a special dividend or a share repurchase -- for the use of potential transactional proceeds were also identified.

         Early on, Lazard also began to focus on certain issues that would affect the practicability and financial advisability of various options. These issues included:

         o The $376 million in potential tax liability in connection with the CanWest sale and ongoing, disputed tax audits for 1998 and 1999;

         o The tax implications of separating International's American and U.K. assets;

         o  The tax implications of a sale of the Chicago Group;

         o The timing and effect of the ongoing Special Committee investigation;

         o  The timing and effect of the SEC's investigation of International;

         o The need for audited financial statements in order to sell the whole company, a need International was not as of then able to meet because of its corporate governance controversies;

         o  The possible need for stockholder approval of certain transactions;
            and

         o The distributional issues that might arise between the high-vote (i.e., those held by Inc.) Class B shares and the low-vote (largely publicly held) Class A shares in a sales scenario.

         During this early period, Lazard also advised that if the Strategic Process did not result in a significant transaction, there was the possibility that Inc. would take unilateral steps if necessary to protect itself against a default (a safety valve permitted Inc. under the Restructuring Proposal). Contrary to Inc.'s arguments, the awareness of this risk did not impel either Lazard or the International outside directors to take imprudent or hasty action. Rather, in December and early January, Lazard proceeded deliberatively to develop marketing materials, assess key risks, and to publicize the company's interest in receiving bids from potential bidders.


            BLACK'S AND INC.'S ACTIONS DISRUPT THE STRATEGIC PROCESS
                     BUT THE INTERNATIONAL BOARD PRESSES ON

         When Inc. announced that it intended to sell itself to the Barclays on January 20, 2004, the International outside directors for understandable reasons asked Lazard to accelerate its work, for fear that the Strategic Process would be undermined before it had really begun in earnest. To prevent that, the board formed the CRC to lead the Strategic Process and direct Lazard's work. During this period, Paris encouraged Lazard to look hard at options that the International board might pursue unilaterally that would deliver value to the public stockholders. This included a possible sale of the TELEGRAPH Group.

         Notably, that encouragement did not involve a direction by Paris or the CRC as a whole to focus exclusively on that option. To the contrary, the CRC also encouraged the Barclays to make a bid for the entirety of International. Although the Barclays at one point orally mentioned a potential willingness to pay $18 per share for all of

International's public shares, they never made any concrete offer to that effect or a concrete offer of any kind -- despite knowing full well how to do so. When encouraged by Lazard to pair up with another investor who had expressed an interest in International's American assets, the Blackstone Group, and make a joint bid, the Barclays ultimately declined and Inc.'s continued argument that International's bankers rebuffed an offer from the Barclays during this period remains contrary to the evidence.16

         Moreover, as a practical matter, Inc. and Black had greatly curtailed International's ability to seek out other buyers for the whole company, as these buyers would rightly be discouraged from taking the time to consider a bid when it appeared possible that Inc. would be sold to the Barclays and when Inc. (International's controlling stockholder) was engaged in litigation combat with the independent board majority it had elected at International. For that reason, it made perfect sense for the CRC and Lazard to concentrate on generating interest by buyers who might wish to buy either the TELEGRAPH Group or the Chicago Group, in a transaction that would not involve a stockholder vote.



----------------
(16) Notably, the Barclays have never said they made a firm offer to pay $18 per share. To the extent that Lazard suggested a higher price when one of the Barclays orally mentioned a possible deal at $18 per share, that would suggest Lazard was doing its job. Inc.'s argument suggests that the Barclays are brittle, antique china-doll types not accustomed to the give-and-take of major transactions and business dealings. That proposition is belied by overwhelming evidence in the record, including that involving the Barclays' negotiations with Black. A push-back from an investment banker seeking a higher price would not have stopped the Barclays from making a real offer if they wanted to. They never made such an offer and Inc. has no evidence that they did. Indeed, Louis Zachary of Lazard stated unequivocally, "[t]he Barclays in my mind never made an 18 dollar offer at all." Zachary Dep. of July 18, 2004, at 22. In the earlier litigation, Aidan Barclay testified to the same effect.

To that end, Lazard solicited non-binding indications of interest for the Chicago and TELEGRAPH Groups. These were received in mid-February.

         Sixteen expressions of interest were received for the Chicago Group, with the top-end preliminary bid being in the range of $1 billion. Eleven preliminary bids were received for the TELEGRAPH Group, with a top-end bid near $1.2 billion. The dollar value difference between the top-end bids for the two Groups was significant. Because the Chicago Group's assets had a low tax basis, a sale of that group would result in higher taxes (what Lazard calls "tax leakage") than a sale of the TELEGRAPH Group. As a result, Lazard perceived the bids for the Chicago Group to be disappointing because they would not result in an attractive post-tax payoff for International and its stockholders. By contrast, Lazard was pleased with the TELEGRAPH Group offers, which it believed were at an attractive level.


                  THE CHANCERY LITIGATION'S RESOLUTION RESTARTS
                              THE STRATEGIC PROCESS

         On February 26, 2004, this court enjoined the proposed sale of Inc. to the Barclays and soon put in place other injunctive relief to protect the intended operation of the Strategic Process. As a result, a wider range of bidders were interested in International and its assets and the Strategic Process was essentially started anew. Lazard took advantage of this opening and had contact with many potential bidders, 116 of whom signed confidentiality agreements. Over 150 marketing books were sent to bidders.

         By March 23, 2004, Lazard had received the first-round indications of interest. These included bidders interested in the entire company and those interested in particular of its operating groups:

         o 4 to 6 all-cash indications of interest were received for the entire company, ranging from $17.96 to $24.39 per share (not reflecting reductions for certain liabilities, including income taxes payable and IRS disputes);

         o 10 indications of interest were received for the Chicago Group with a high bid of $1.16 billion;

         o 9 indications of interest were received for the TELEGRAPH Group with a high bid of $1.2 billion;

         o 22 indications of interest from 16 parties were received for the Canada Group with a high bid of $117 million;

         o 9 indications of interest were received for the Jerusalem Group with a high bid of $25 million.(17)

         On their face, these expressions of interest in the whole company were more encouraging than at second-blush. By this time, Lazard recognized that there were real barriers to a successful sale of the whole company. Prominent among these was the CanWest tax liability and the IRS audit disputes because any buyer of the entire company would assume these liabilities. Another substantial deterrent to bidders for the entire company was the controversy that was still ongoing related to the conduct of Black and his managerial subordinates. This controversy contributed to an inability to issue audited financial statements, a factor that would understandably deter certain bidders (particularly


----------------
(17) Zachary Decl.P. 31; Zachary Decl. Exs. 1, 2; Paris Aff.P. 67 ; Paris Aff. Ex. 12 at HLR-T 29.

public companies). Any sale of the company would raise the question of what would happen with the Special Committee's pending litigation against Black and others, and what would happen to its still-ongoing investigation, and to other investigations that were ongoing or might be undertaken by regulatory authorities. Quite obviously, there was also the risk that these legal disputes with Black -- which also involved Inc. -- could lead him and Inc. to have economic interests that were not aligned with other International stockholders in voting on a sale of the company. That is, their interest might be influenced by their desire to extricate themselves from legal entanglements with the Special Committee and regulatory authorities or by their desire to reap a control premium for Inc. that would not be shared ratably with International's public stockholders. This reality was, of course, known to Lazard and the CRC, too. But unlike Inc., I find no persuasive evidence that this led the CRC and Lazard to abandon a vigorous pursuit of a buyer for the whole company.

         To the contrary, there is every indication that they ardently pursued bids for all of International. To that end, Lazard spent a good deal of time developing the concept of contingent value rights (or "CVRs") that would address legal and tax risks, and that could give bidders a way of managing risk while providing an upside for International stockholders.


                       A SECOND ROUND OF BIDS IS SOLICITED

         At its March 29, 2004 meeting, the CRC directed Lazard to invite 9 of the first round bidders to advance to a next stage. These bidders included parties interested in buying the whole company, as well as the four operating groups. Draft contracts were sent to bidders in early May and a bid deadline of May 20, 2004 was set. Bidders were asked to submit a final bid with a mark-up of the proposed contracts.

         When the second round of bids came in, none of the bidders for the entire company complied with the bidding instructions or made a firm bid. Instead, Lazard only received oral expressions of interest, the best of which offered $13 per share plus a $4 CVR the value of which would be dependent on the future outcome of tax and legal proceedings.

         By contrast, Lazard did receive firm bids for the Chicago and TELEGRAPH Groups. As to the Chicago Group, Lazard received bids ranging from $900 to $950 million. As to the TELEGRAPH Group, Lazard received bids ranging from $1.039 billion to $1.182 billion.


               THE CRC DECIDES TO FOCUS ON A SALE OF THE TELEGRAPH

         After meetings to review the bids, the CRC determined to proceed with a final round of bidding focusing solely on the TELEGRAPH Group. The CRC ruled out the option of selling the entire company for reasons that have been stated, as well as the facts that there was no attractive firm bid and no obvious way to deal with the impediments to receiving one. It was that reality, and not any desire to avoid a stockholder vote on a merger, that led the CRC to abandon the idea of selling the whole company. Although there were firm bids for the Chicago Group, the tax implications of the sale of that Group did not make that option attractive, as it would not generate post-tax proceeds that would permit the company to undertake a serious initiative to deliver immediate value to stockholders.

         The CRC also considered the option of retaining both the Chicago and TELEGRAPH Groups and selling the smaller Canada and Jerusalem Groups plus some other company assets. Through this strategy, the company could reduce debt and focus on improving its operations. This option, however, had its own risks as there were impediments to realizing value from a sale of the Canada Group. Perhaps more important, the CRC was aware that the public stockholders of International expected that the Strategic Process would result in a major transaction and that an end to the Process without such a transaction could cause a significant drop in the company's share price.

         Inc. argues vociferously that the CRC rejected a "no sale" option because it was dead set on consummating some sort of transaction before the expiration of the Strategic Process and the injunction preventing Inc. and Black from improperly interfering with that Process. Again, I discern no evidence that the CRC harbored any illicit motive. Rather, it was rational for the CRC to give weight to the interest of International stockholders in a significant transaction that would deliver immediate value if International were to receive an attractive bid for one of its key assets. Furthermore, to the extent that the CRC factored in the desirability of undertaking a transaction that could deliver actual returns to the public stockholders on a pro rata basis with Inc., that consideration was not illegitimate given Inc.'s prior behavior (at the direction of Black) and the intended purpose of the Strategic Process as Black himself had articulated (to deliver "equal and ratable benefits" to all of International's stockholders).

         The exclusion of these options left the option that the CRC decided to pursue: a sale of the TELEGRAPH Group. The tax leakage from such a sale was half as much as from a sale of the Chicago Group in percentage terms. Moreover, the CRC and Lazard believed that the bids were at a very favorable price relative to the intrinsic value of the TELEGRAPH Group. After taxes, the proceeds from such a sale would enable International to retire significant debt and issue a sizable special dividend or to undertake a share repurchase program. Meanwhile, the company would retain the profitable Chicago Group and its other operating groups and would therefore continue to have significant operational assets. In considering this option, the CRC also took into account the substantial capital needs of the TELEGRAPH Group (the need for a $185 million capital investment in a new printing facility) and the continuing, intense competition it faced in the British newspaper market.


              THE FINAL BIDS FOR THE TELEGRAPH CAME IN AND THE CRC
                       APPROVES THE SALE TO THE BARCLAYS

         On May 27, 2004, International announced the decision of the CRC to focus on a sale of the TELEGRAPH Group. On June 22, 2004, the final bids were received. One bidder, 3i, bid $1.195 billion. The other bidder, the Barclays, bid $1.213 billion. The CRC believed the Barclays to be the preferable buyer, not only because they bid more and offered better contractual terms, but because they were experienced in the newspaper industry and would be good stewards of the TELEGRAPH and their ownership would meet with the approval of the Group's employees and management.

         Lazard advised the CRC that the price received was fair. It prepared a valuation analysis that, if given credence, showed that International would receive a price in excess of what was justified by a DCF valuation of the TELEGRAPH Group. Notably, this DCF was premised in large measure on estimated 2008 EBITDA at the TELEGRAPH Group of $125.8 million, and estimated 2009 EBITDA of $136.9 million.(18) The reason for this premium, International argues, has to do with the nature of the TELEGRAPH Group and the desire of the Barclays to possess that Group for reasons that are not simply economic, but that have to do with the stature that the TELEGRAPH has in Great Britain. To prevail in the auction, moreover, the Barclays had to outbid several other credible bidders, several of whom dropped out at prices well below the ultimate winning bid price. The resulting $1.2 billion price involved a multiple of 13.6 times the TELEGRAPH Group's estimated EBITDA for 2004. This was a much higher multiple than the trading multiple of the TELEGRAPH Group's British competitors and was higher than the top end of Lazard's comparable transactions analysis. Notably, it was significantly higher than the multiple -- 10X -- that Inc.'s own COO and director, Peter White, testified was a reasonable one for a newspaper company.(19) Actually, the price was just under 10X the TELEGRAPH


----------------
(18) Paris Aff. Ex. 26 at 458-59.
(19) White Dep. at 34. Admittedly, White inflated his value by indicating his view that the normalized EBITDA of the TELEGRAPH Group was higher than what that Group had recently achieved, but he earlier led Inc. to support a transaction with the Barclays based on an imputed valuation of the TELEGRAPH lower than the Barclays are now obligated to pay.

Group's projected 2008 cash flow even before any discount to present value.

         In their reply papers and at oral argument, Inc.'s so-called equitable argument had largely transformed into an argument that the International board committed gross negligence by agreeing to the sale of the TELEGRAPH Group without seriously examining the upside prospects of retaining and operating that business. It based that assertion on snippets of deposition testimony that did not relate to a direct question about whether the CRC had considered whether the price the Barclays offered for the TELEGRAPH Group was attractive in light of that Group's future prospects. While that testimony provided a basis for good lawyers to make arguments, it is overwhelmed by the evidence in the record that indicates that the CRC considered a great deal of information that focused directly on the question of whether the price that International was receiving for the TELEGRAPH was attractive in light of its future prospects.

         Although Inc. slights Lazard's input on this point, the fairness opinion it gave was precisely targeted to that issue. Its financial analyses considered the present value of the expected cash flows of the company, based on the input of the TELEGRAPH's management that prepared the projections that Lazard used. Nothing in the record persuades me that the management projections were not reasonable ones and they projected very healthy growth in EBITDA. In fact, that growth was comparable to that set forth in an e-mail upon which Inc. has placed great reliance. That e-mail, prepared by Andrew Neil, an advisor to the Barclays, indicated that the TELEGRAPH Group's EBITDA could grow to $120 million in 2009 by deploying best practices that the Barclays had used elsewhere

(the "Neil E-mail").(20) Of course, the Lazard DCF showed that the Barclays' bid was at 10X that EXPECTED BUT NOT GUARANTEED number, a healthy multiple even if it were applied to current cash flows. Indeed, the Lazard DCF used a higher EBITDA number in 2008 than the Neil E-mail suggested the TELEGRAPH Group could earn in 2009. Furthermore, the CRC was also apprised of the risks (e.g., continued savage competition) and costs (e.g., the $185 million printing investment) associated with generating these future cash flows. It also was aware of the risk that a status quo posture might not result in the selection of the best managers to run the TELEGRAPH Group but rather a possible return to the practices that existed when Inc.'s controlling stockholder, Conrad Black, dominated that Group. Nothing in the record suggests that Black's management style was designed to extract maximum value for International's stockholders from the TELEGRAPH Group.(21)



----------------
(20) Burt Dep. Ex. 1. Admittedly, Neil also indicated that these projections were cautious and that it "would not be unrealistic" for EBITDA to grow to $150 million by 2009. Neil also noted that "substantial savings" could be gained "from no Black involvement." ID. Nonetheless, $120 million was his actual projection -- if his e-mail can be said to have that dignity -- and that assumed the application of managerial best practices used by the Barclays and others. This number was less than what Lazard assumed the TELEGRAPH Group would earn in 2008 and 2009 in the DCF it gave to the CRC.
(21) 21 International paid Black's management company, Ravelston, nearly $87 million during the period 2000-20002. SEE Paris Ex. 27 at 75 of 211. In a supplemental submission, Inc.'s lawyers argue that there is no evidence that one of the reasons the CRC members rejected the option of maintaining the status quo was their fear of the possibility that Inc.'s affiliates might come back into management, and extract excessive fees from or less than optimally run International. Of course, the fact that the financially and politically savvy members of International's board never specifically stated at a CRC meeting that the return of the persons the Special Committee was suing for mismanagement might be worrisome is unsurprising. It comes with some ill grace for Inc. to contend that the CRC never documented this obvious concern. I note this obvious concern in fairness because it responds to unsubstantiated accusations by Inc. that the CRC was

         For all these reasons, it is clear that the CRC considered a great deal of information that bore on the question of whether it was more attractive to monetize its investment in the TELEGRAPH Group immediately or to retain the TELEGRAPH Group. While rational persons can obviously disagree with the choice the CRC made, it cannot fairly be said that the CRC did not undertake a rational decision-making process or consider relevant information. Its views of the future prospects of the TELEGRAPH Group were informed not only by a thorough and rational valuation analysis that was premised on management projections and market multiples whose integrity Inc. has not called into reasonable question but also by the results of a thorough auction process whereby the Group's upside potential was exposed to all possible buyers and a present value was established for the TELEGRAPH Group's expected cash flows. It is, of course, true, as Inc. says, that the Barclays must view the upside of the TELEGRAPH Group to them as being worth more than the $1.2 billion they are paying. But that is true of any sale. The value that the Barclays are paying may also reflect non-economic considerations as well as synergistic opportunities that exist for them but not for International. The bottom line, however, is that the CRC received valuation information that allowed it to compare the value of the Barclays' bid against the value of the cash flows expected from the TELEGRAPH Group and to know that the bid it was analyzing resulted from an open auction process.


--------------------------------------------------------------------------------
somehow improperly motivated by a desire to undertake a transaction before Black (through Inc.) resumed direct control of the International board.

         Finally, the CRC was also apprised of possible options for the use of the post-tax sale proceeds from the TELEGRAPH Group. These included the possibility of issuing a large dividend (of nearly $10 per share) to International stockholder's coupled with an initiative to reduce some of the company's higher-cost debt. Alternatively, the CRC could consider a share repurchase program involving the repurchase of shares at an attractive price. In either event, the CRC could deliver current value to International stockholders while retaining for them the future benefits expected from profitably operating the Chicago Group and from maximizing the returns on the rest of the company's remaining assets. A Lazard analysis showed that such strategies could generate a total value materially in excess of the share price that existed before the initiation of the Strategic Process, which had had the effect of inflating the market price based on arbitrage related to the potential outcome of that Process.(22)


----------------
(22) Inc. makes a great deal of the fact that the Lazard analysis does not factor in the potential CanWest tax liability. The precise nature of that liability is unclear, but it appears to be an accrued but unpaid capital gains tax related to the 2000 sale to CanWest. SEE Zachary Dep. Ex. 12 at
     21. What is clear, however, is that that liability would not affect the analysis of whether the sale of the TELEGRAPH Group maximizes shareholder value. As Zachary testified, the potential CanWest tax liability "is a constant" that exists regardless of whether International sells the TELEGRAPH Group, sells another asset, or does nothing; the sale of the TELEGRAPH Group itself will not trigger that liability in any way. Zachary Dep. of July 18, 2004 at 72. The CanWest liability therefore affects only potential buyers of International, who might consider that liability to be an "extraordinarily real" one that they are unwilling to undertake, but does not make a sale of the TELEGRAPH imprudent. Furthermore, Lazard also gave no weight to the upside potential of the pending lawsuit against Black and other Inc. affiliates, which might offset the CanWest tax liability. Put simply, the CanWest tax liability is a real risk for International (and therefore for potential buyers of the entire company) but that risk affects the value of International regardless of whether the TELEGRAPH Group is sold.

      INTERNATIONAL ANNOUNCES THAT IMPROPER CIRCULATION PRACTICES HAD BEEN
                         USED BY THE CHICAGO SUN-TIMES

         On June 15, 2004, International announced that its audit committee was investigating practices at the CHICAGO SUN-TIMES that had the effect of overstating the paper's circulation. These practices had been put in place when David Radler was the paper's publisher and when he reported to Conrad Black. The precise nature of the practices is unimportant but they essentially involved "paying for circulation" by distributing a number of newspapers that the SUN-TIMES knew would not be sold.

         The practices were exposed by the new publisher of the SUN-TIMES, John Cruickshank, who had taken over from Radler after Radler departed his offices in accordance with the Restructuring Proposal. Cruickshank discovered these practices in the spring of 2004. The discovery was poorly timed as it coincided with a newsstand price increase for the SUN-TIMES, a measure that Cruickshank knew would have at least a short-term detrimental effect on circulation.

         The announcement of the circulation problems caused a sharp drop in International's share price. While much of this drop undoubtedly related to concerns about the profitability of the SUN-TIMES itself, it is fair to infer that there was a multiplier effect on this reaction due to the overall situation at International. With its dominating founder, Black, under a cloud; with an inability to file audited financial statements; with a parent company, Inc., that was unable to file its own financial statements, that had worked with Black to violate fiduciary and contractual duties to International, and whose directors were under trading bans in their own country; and with ongoing Special Committee and governmental investigations, any announcement by International that suggested that relevant economic information about the company's operations could not be trusted was likely to cause a profound reaction among investors.

         As a consequence of the discontinuation of the improper circulation practices and of the price increase, the SUN-TIMES has suffered a 23% decline in circulation and it now faces class action suits from plaintiffs purporting to represent advertisers. The ultimate consequences of the end of these improper practices is unclear. As International notes, there will be cost savings as it will no longer spend money to generate phony circulation, a practice that was actually quite costly. International also notes that the SUN-TIMES' readership figures (based on the newspaper equivalent of Nielsen ratings or Gallup polls) are unaffected by this problem and argues that for advertisers in tabloids, it is readership and not circulation that matters. But the reality, of course, is that this embarrassment is, at the very least, a short-term negative that has some real costs.

         That said, there is no reason to believe that the exposure and end of these practices -- which were initiated at a time when Inc. affiliates controlled the SUN-TIMES' management -- will diminish the economic value of the Chicago Group as a whole in a material way. Indeed, Black encouraged International not to make a big deal out of the circulation practices, as they, in his view, were not unique to the SUN-TIMES. And, the SUN-TIMES' competitor, the TRIBUNE, announced that it was ending similar practices at papers it controlled. Black's close friend and Inc.'s COO and director, Peter White, even wrote a passionate public letter to the SUN-TIMES claiming that Inc. (and Radler) were unaware of any improper practices at the SUN-TIMES and noting that during "Radler's tenure . . . . we purchased five additional daily newspapers in the greater Chicago area that have afforded strong commercial protection and buttressing of the SUN-TIMES and have helped it thrive as never before. . . .
[T]he SUN-TIMES is today a good paper, with gifted journalists . . . , popular with readers, leading in city circulation and a good buy for advertisers."(23) White concluded with the statement that Inc. had made the "SUN-TIMES strong and prosperous."

         Supporting White's view is the actual bidding process. During that process, bidders were told that the SUN-TIMES was expecting a 15% drop in circulation due to the price increase and the termination of some practices that were inflating circulation; therefore, the bids took a sharp drop into account, although admittedly not the 23% drop that resulted. Moreover, since the announcement, the SUN-TIMES has not experienced losses in advertising revenues.


                             RELEVANT EVENTS AT INC.

         Since the issuance of the preliminary injunction, the International directors affiliated with Inc. were excluded from the Strategic Process, which was conducted through the CRC. Meanwhile, Inc. as a company undertook steps to deal with its debt problems and to that end sold a large amount of its low-vote Class A International stock,


----------------
(23) Pert Aff. Ex. 10.

reducing its equity ownership in International to only 18% while retaining a firm majority of the voting power.

         Black chafed under his exclusion from management at International and under the restrictions imposed on him by this court and the federal Consent Order. Although Inc. had signed up two independent directors with prominent and successful careers in Canada, Gordon Walker and Richard Rohmer, Black continued to feel free to keep them -- as well as his loyal subordinate, Peter White -- in the dark about his activities on behalf of Inc.

         Although Walker and Rohmer are putatively independent, their service at Inc. since January 2004 has not been characterized by assertiveness. They voted for the bylaw amendments that this court found to be invalid. They also voted to give Black the authority at a time of his choosing to execute a written consent on behalf of Inc. to remove International's independent directors, authority that was designed to be used in the wake of adverse court rulings and that apparently still is invested in Black.

         After adverse court rulings were issued in this and the Illinois federal courts, Rohmer did suggest that Black and his wife consider resigning. The Blacks did not agree to do so and Rohmer did not suggest it again. Even though Inc. was under an injunction preventing it from acting in concert with Black to violate the Restructuring Proposal, neither Walker nor Rohmer had apparently ever read or gained an understanding of that contract or the injunctive order itself before their recent depositions in this case.(24) Walker and Rohmer also voted in April 2004 to approve attaching a corrective letter to board minutes for a November 2003 board meeting at which neither was present because neither was yet a director. The corrective letter was to minutes that had been approved by the Inc. board in December 2003 and was designed to change statements in those minutes that Black had made regarding the Non-Compete Payments. Walker and Rohmer approved this Orwellian maneuver without asking any questions of Black about his motives or the accuracy of the previous minutes (which neither read); indeed, Walker did not even read Black's corrective letter and does not even recollect the import of Black's request.(25)

         Given this lack of assertiveness by Walker and Rohmer, and given White's fealty to Black, it is perhaps unsurprising that Black continued to operate on behalf of Inc. without informing his director colleagues of his activities. In this regard, it is notable that Black began to seek financial partners to work with Inc. on a proposal that would involve it retaining control of International after buying out its public stockholders. To that end, Black solicited interest from several sources, including Triarc and Cerberus, in developing a transaction.


----------------
(24) Rohmer Dep. at 92-98; Walker Dep. at 88-89.
(25) Having come on to the Inc. board to replace a group of independent directors who resigned en masse due to concerns about the integrity of Black and other insiders, Walker and Rohmer have been decidedly uncurious about the circumstances that gave rise to their predecessor's departure and have undertaken no investigation of prior, relevant events.

         Black's proposals included one to Cerberus premised on a sale of the TELEGRAPH Group(26) for $1.1 billion net of tax, the buy-out of the public shareholders of International, the sale of the assets other than the Chicago Group, the sale of an Indiana newspaper in the Chicago Group, and the retention of the Chicago Group's remaining assets. By these means, Black could come back into management and the Special Committee's work would be terminated.(27) Notably, Black viewed this proposal as having a large economic payoff because of the value of the remaining assets -- i.e., the core of the Chicago Group. In the same proposal, Black opined that the Chicago Group would generate annual EBITDA of $130 to $150 million within four years and be worth $1.5 billion. Put bluntly, Black articulated a strategy not dissimilar to the one that the CRC ultimately adopted and argued that it was wealth producing.

         Black's consideration of these options had been fueled by the public announcement of the CRC's focus on a sale of the TELEGRAPH. He scrambled to put Inc. in a position to litigate against such a sale and to develop an alternative transaction. Black's obvious preference was to forestall any major transaction until the expiration of this court's injunction and the federal Consent Order.



----------------
(26) Minus the SPECTATOR, which is a small part of its value.
(27) Black's discussions with Cerberus were hardly unique, and an earlier communication with another potential investor is illuminating of his motivations. In February 2004, just days after trial in this court regarding his original transaction with the Barclays had concluded, he sent a letter to Joe Steinberg at Luecadia National, in which he outlined a potential investment in Ravelston. In that letter, Black noted that this investment would help him realize his desire to "repossess the company, restore order, [and] see off the Special Committee." He also referred to "Breeden and his fascists" as "truly evil people, who are a menace to capitalism as any sane and civilized person would define it." Farberman Aff. Ex. 14.

         Ultimately, Black -- without having reached any concrete arrangement with Cerberus -- caused Inc. to file a Schedule 13D indicating that he had had discussions with a firm about a proposal that might result in an offer to International's public stockholders. Black caused Inc. to issue the 13D without informing Walker or Rohmer and he only advised White of his discussions with Cerberus shortly before it was issued. When he informed them, Black failed to tell them that he also had discussions with Triarc.

         The timing of the 13D's filing is in itself interesting. It came the day after the public announcement that International and its subsidiaries had agreed to sell the TELEGRAPH Group to the Barclays for $1.2 billion.

         Cerberus contacted International during this timeframe to inform it of its discussions, and Black also formally notified International of Cerberus's possible interest. To date, nothing has come of Cerberus's supposed interest.

         After this litigation was filed, the Inc. board passed a resolution purporting to give Walker and Rohmer sole authority to decide how to vote Inc.'s shares if a vote on the TELEGRAPH sale is ordered. Despite that, Inc. filed interrogatory responses in this litigation indicating the sale was suboptimal without consulting either one of them. Moreover, during the litigation, it emerged that Black had begun discussions on behalf of Inc. about an International-directed transaction with another player, Leucadia.

         Once again, Black did not tell Walker, Rohmer, or even White about his activity.

                               II. LEGAL ANALYSIS

         Some additional factual determinations are relevant to my analysis of Inc.'s motion for a preliminary injunction. It is, however, more efficient to set forth those facts in the context of my legal analysis. In particular, I will set forth additional financial information regarding the value of the TELEGRAPH Group and International's other core asset, the Chicago Group, in my consideration of Inc.'s ss. 271 argument. Furthermore, I will explain the involvement of International's wholly owned subsidiaries in touching upon International's argument that ss. 271 does not apply because the TELEGRAPH Group is being sold, not by International, but by a subsidiary of International.

         I begin my resolution of Inc.'s motion by setting forth the familiar procedural standard that applies to a motion for a preliminary injunction. I then sidestep International's defense that ss. 271 does not apply to a sale of an asset by a wholly owned subsidiary unless the subsidiary's existence would be disregarded under the standard for piercing the corporate veil. For reasons that I explain briefly, the resolution of that legal defense would require me to make an important policy determination in rushed circumstances. Because I next go on to conclude that Inc.'s ss. 271 argument fails as a matter of economic substance, I need not and therefore do not opine on International's corporate form defense.

         After addressing Inc.'s ss. 271 claim, I conclude my merits determinations by considering its argument that irrespective of whether the DGCL requires a vote, equity demands that an injunction issue permitting Inc. to vote on the TELEGRAPH sale.

         I close by touching upon the other elements of injunctive relief.


                     A. THE PRELIMINARY INJUNCTION STANDARD

         The standard that a party seeking a preliminary injunction must satisfy is a well-known one. "On a motion for preliminary injunctive relief, the moving party must demonstrate a reasonable probability of success on the merits, that absent injunctive relief irreparable harm will occur, and that the harm the moving party will suffer if the requested relief is denied outweighs the harm the opponents will suffer if relief is granted."(28) The resolution of Inc.'s motion in this case turns largely on the merits of its claims, which I now discuss.


        B. INTERNATIONAL'S TECHNICAL DEFENSE: DOESSS.271 APPLY TO A SALE OF ASSETS BY AN INDIRECT, WHOLLY OWNED SUBSIDIARY?

         International argues that the sale of the TELEGRAPH Group simply does not implicatess.271 at all. The reason is that the operating assets that the Barclays are buying and that comprise the TELEGRAPH Group are actually held by a 6th tier U.K. subsidiary and not by International.

         It is undisputed that the chain of subsidiaries through which International controlled the TELEGRAPH Group maintained the corporate formalities necessary for it to comply with U.K. and U.S. regulatory requirements. It is also undisputed that these subsidiaries are long-standing parts of the International structure and were formed



----------------
(28) HUBBARD V. HOLLYWOOD PARK REALTY ENTERS., INC., 1991 WL 3151, at *5 (Del. Ch. Jan. 14, 1991) (citing IVANHOE PARTNERS V. NEWMONT MINING CORP., 535 A.2d 1334, 1341 (Del. 1987)).

because they had valuable tax, financial, and liability-insulating purposes. There is no indication that any third parties dealing with the subsidiaries in the ordinary course of business or any tort plaintiff allegedly injured by one of the subsidiaries would have been entitled to pierce their corporate veil and seek recourse directly against International.

         On the other hand, the chain of subsidiaries is wholly owned by International. The Strategic Process that resulted in the proposal to sell the TELEGRAPH Group was, as a matter of obvious reality, conducted entirely at the International level. None of the subsidiaries, including the ultimate U.K. subsidiary that owned the TELEGRAPH Group directly, engaged independent financial or legal advisors. Indeed, the directors of the subsidiaries were employees of International, including Paris.(29) When International needed information and other assistance in preparing for a possible sale of the TELEGRAPH, it passed a resolution -- that all of the subsidiaries complied with through down-the-line resolutions of their own -- "requiring [the subsidiary] to co-operate in the proposed sale of the TELEGRAPH Group Limited . . . including the provision of all information required in respect of such sale."(30) Only at the back-end of the Strategic Process were the directors of the subsidiaries(31) brought into the final meeting of the CRC so that they could hear



----------------
(29) One director, Paul Healy, was International's spokesman to investors and analysts. Until the day he voted to approve the TELEGRAPH sale at the subsidiary level, Healy intentionally avoided information about the bids received by the Strategic Process so he would not be put in a position where he had nonpublic information that would make it difficult for him to perform his public communication duties in an uncompromised way.
(30) Healy Dep. Ex. 2.
(31) Other than Paris, whose prior involvement in the Strategic Process was on behalf of International.

Lazard's presentation and the final discussion about selling the TELEGRAPH Group. At meetings later that day of around 5 minutes apiece, each of the necessary subsidiaries approved the sale.

         Notably, the contract for sale of the TELEGRAPH Group does not run simply between the Barclays and the U.K. subsidiary that directly own the TELEGRAPH Group. Instead, International is a direct signatory to that agreement and its lawyers negotiated its terms. In that agreement, International is the guarantor of any breach of warranty claim brought by the Barclays in connection with the sale, promises to cause the subsidiaries to perform their duties under the agreement, and stands to receive payments from claims belonging to the subsidiaries. The reality, of course, is that the Barclays would not have agreed to a contract to which International was not, in substance, required to assume the same risks as the direct seller because the proceeds of the sale will be upstreamed by International for its use, as the intermediate subsidiaries will become inutile once the sale is consummated.

         In essence, it is clear to me that the TELEGRAPH sale was directed and controlled by International and that its wholly owned subsidiaries did what wholly owned subsidiaries do -- the bidding of their sole owner. It is no disrespect to the employees who populated the subsidiary boards to recognize this obvious reality.

         From this, to my view, clear factual picture, the parties draw starkly different legal conclusions. For its part, International contends that it is plain that ss. 271 does not contemplate ignoring the separate existence of subsidiary corporations unless the stringent test for veil piercing is met. In support of that proposition, they cite the observation of Vice Chancellor Marvel in the case of J.P. GRIFFIN HOLDING CORP. V. MEDIATRICS, INC.,(32) that the vote of a parent public corporation in favor of a sale of all the assets of its wholly owned subsidiary satisfied ss. 271 and (impliedly) that no vote of the parent's own stockholders was therefore required. In further support of this argument, International argues that Delaware law does not lightly ignore the separate existence of subsidiary corporations and that the DGCL has recently been amended in a manner that suggests that the General Assembly knows how to conflate the existence of parent and subsidiary when it wishes.(33) Indeed, International notes that a portion of our primary merger statute -- ss. 251 -- explicitly requires that any Delaware corporation that wishes to convert into a holding company insert in the charter of the subsidiary a requirement that the parent's stockholders would have a vote on any transaction that, if undertaken at the parent level, would require their assent.(34) For this court to find that a subsidiary asset sale requires a parent company-level stockholder vote would, International argues, foist upon Delaware corporations a judicial statute that our General Assembly could have



----------------
(32) 1973 WL 651 (Del. Ch. Jan. 30, 1973).
(33) Recently, 8 DEL. C.ss.220 was amended to require the production by a parent of its subsidiary's books and records, in certain circumstances. The synopsis to that amendment stated that it was "not intended to affect existing legal doctrine that, as a general matter, respects the corporate existence of subsidiaries in relation to liability of stockholders to third parties, personal jurisdiction over subsidiaries of Delaware corporations, and discovery in litigation other than under Section 220." S.B. No. 127, 142d General Assembly, 74 Del. Laws Ch. 84 (2003).
(34) 8 DEL. C.ss.251(g)(7)(i)(A).

adopted, but chose not to.(35) Given these factors, International contends it would be improper and inefficient for this court to now upset the reasonable expectations of transactional planners, who have supposedly relied upon J.P. GRIFFIN's plain reading view of ss. 271 since the toddler days of disco.

         Inc. retorts that International exaggerates the importance of J.P. GRIFFIN, a decision that does not contain any more than a cursory assertion of the intended scope of ss. 271. By reference to another decision, LESLIE V. TELEPHONIC OFFICE TECHNOLOGIES, INC.,(36) issued by Chancellor Allen, Inc. points out that this court has noted the possibility that a parent-level vote would be required if the court were to conclude that the subsidiary corporation had functioned merely as the instrumentality or agent of the parent in effecting the asset sale.(37) That possibility led the Chancellor to examine the substance of a ss. 271 claim rather than base his decision on the very argument that International now makes. Furthermore, Inc. also notes that there is case law that finds that a subsidiary was an agent of the parent for purposes of a particular transaction and that does not require that the court find that the subsidiary's separate existence should be ignored for all purposes.(38)



----------------
(35) International cites to other states that have adopted by express legislative language a requirement that the stockholders of the parent approve any sale of assets that, if owned directly by the parent, would constitute all or substantially all its assets. SEE, E.G., COLO. REV. STAT. ANN.ss.7-112-102(2) (Supp. 2003); MICH. COMP. LAWS. ANN.ss.450.1753(7)
     (Supp. 2004); 15 PA. CONS. STAT. ANN.ss.1932(b)(2) (Supp. 2004). The Model Business Corporation Act ("MBCA") contains a similar provision,ss.12.02(h), which some states have adopted. SEE MODEL BUS. CORP. ACTss.12.02(h) (2002).
(36) 1993 WL 547188 (Del. Ch. Dec. 30, 1993).
(37) ID. at *8-*9.
(38) Inc. reads PAULEY PETROLEUM, INC. V. CONT'L OIL CO., 239 A.2d 629 (Del.
     1968) as standing for this proposition.

Rather than being contrary to Delaware law and tradition, a practical interpretation of ss. 271 that ignores the separate existence of a subsidiary when it is the mere agent or instrumentality of a parent in an asset sale is consistent with the expectation that our courts will give a sensible interpretation to statutes and not empty them of their utility as important protectors of stockholders.

           The policy implications of this debate are interesting. On its side, International has the virtues that accompany all bright-line tests, which are considerable, in that they provide clear guidance to transactional planners and limit litigation. That approach also adheres to the director-centered nature of our law, which leaves directors with wide managerial freedom subject to the strictures of equity, including entire fairness review of interested transactions. It is through this centralized management that stockholder wealth is largely created, or so much thinking goes.(39) But important considerations also weigh in favor of Inc.'s argument.

         If International's argument is accepted, ss. 271's vote requirement will be rendered largely hortatory -- reduced to an easily side-stepped gesture, but little more, towards the idea that transactions that dispose of substantially all of a corporation's economic value need stockholders' assent to become effective. An example tied to this case points out this implication. Assume that the CRC decided to sell all four of International's operating groups. Further assume that each is held by subsidiaries that would not be


----------------
(39) One of the articulate advocates of this view of our law is Stephen Bainbridge. SEE, E.G., Stephen M. Bainbridge, DIRECTOR PRIMACY IN CORPORATE
     TAKEOVERS: PRELIMINARY REFLECTIONS, 55 STAN. L. REV. 791 (2002).

subject to veil piercing but that it is equally clear that International dictated the sale of the assets and was a signatory to and guarantor of the sales contracts. Under International's view, even that sale would not constitute a sale of substantially all of its assets. This would be the case even though the sales would, taken together, result in a de facto liquidation of the firm's operating assets into a pool of cash, a result akin to a sale of the entire company for cash or a liquidation.

         Notably, this example and its possible use by transactional planners as a structure is not far-fetched. Rather, it is more unusual than typical for public companies to directly hold their valuable operating assets. They do this for reasons that are perfectly legitimate. These include the desire to limit liabilities to third parties involved in operating certain business lines to those lines and to minimize tax liability. That the law recognizes the separate existence of wholly owned subsidiaries for purposes like this does not necessarily mean that it should recognize their separate existence for all purposes. Yet, that is exactly what International's argument is: that a wholly owned subsidiary is either without any legal dignity at all in the sense that it fails the severe test required to pierce the corporate veil or else its separate existence must be recognized in all contexts. In more human terms, this is like saying that an 18-year old should either be respected in her autonomy to decide all matters in her life (such as whether to drink liquor) or not be permitted any autonomy at all (to decide to leave home and join the military).

         The utility of this stark, binary approach is not immediately clear and does not comport with the approach Delaware has taken in other areas of its corporate law.(40) It creates a Hobson's choice that seems unnecessary. At first blush, it is not apparent why the distinctive considerations that apply to the relationship between stockholders and corporations within the corporate family cannot be recognized without doing violence to the wealth-creating value of limiting the ability of third parties who deal with wholly owned subsidiaries to seek recourse against parent corporations.

         In drawing lines under ss. 271 itself, moreover, the facts of this case suggest a possible demarcation point. When an asset sale by the wholly owned subsidiary is to be consummated by a contract in which the parent entirely guarantees the performance of the selling subsidiary that is disposing of all of its assets and in which the parent is liable for any breach of warranty by the subsidiary, the direct act of the parent's board can, without any appreciable stretch, be viewed as selling assets of the parent itself. By its direct contractual action, the parent board is promising to dispose of all of the underlying assets of the subsidiaries by having the parent cause its wholly owned subsidiaries to sell,




----------------
(40) For example, our approach to personal jurisdiction has held parents subject to jurisdiction here for acts undertaken by a subsidiary acting, on a transactional basis, as an agent of the parent. SEE, E.G., STERNBERG V. O'NEILL, 550 A.2d 1105, 1125 n.45 (Del. 1998) (noting the possibility of holding a parent subject to jurisdiction in Delaware based on its instigation of the subsidiary's acts in the state); Donald J. Wolfe, Jr. & Michael A. Pittenger, CORPORATE AND COMMERCIAL PRACTICE IN THE DELAWARE COURT OF CHANCERYss.3-5[c][2] (2001) (discussing "agency doctrine" of jurisdiction). Moreover, when a controlling stockholder directly controls the affairs of a publicly held subsidiary through its representatives on the subsidiary board, the parent is subject to direct liability for breach of fiduciary duty. SEE WEINBERGER V. UOP, INC., 457 A.2d 701 (Del. 1983).

by promising to bear all the economic risks of the asset sale itself, and by therefore essentially eliminating the subsidiary's purpose and existence and monetizing for itself as parent the value of the assets held by that subsidiary. To find that ss. 271's vote requirement were implicated by such a contract if it involved the sale of assets that would, if owned directly by the parent, comprise substantially all of the parent's assets would not, despite International's well-stated arguments to the contrary, be an irrational implementation of the legislative intent expressed in that section of our corporation code.

         I need not reach that conclusion, or a contrary one, in this case, however. This motion can be resolved without rendering any definitive pronouncement on this area of our law and, given the limited time for reflection on the question presented, prudential considerations counsel in favor of leaving the question to be answered in another case, or at later stage of this one, if that becomes necessary.


         C. AS A MATTER OF ECONOMIC SUBSTANCE, DOES THE TELEGRAPH GROUP COMPRISE SUBSTANTIALLY ALL OF INTERNATIONAL'S ASSETS?

         I now discuss the major question presented by this motion: whether the TELEGRAPH Group comprises "substantially all" of International's assets, such that its sale requires a vote under ss. 271.


          1. THE LEGAL STANDARDS TO MEASURE WHETHER THE TELEGRAPH GROUP COMPRISES SUBSTANTIALLY ALL OF INTERNATIONAL'S ASSETS

         Section 271 of the Delaware General Corporation Law authorizes a board of directors of a Delaware corporation to sell "all or substantially all of its property and assets, including goodwill and corporate franchises" only with the approval of a stockholder vote.(41) The origins of ss. 271 did not rest primarily in a desire by the General Assembly to protect stockholders by affording them a vote on transactions previously not requiring their assent. Rather, ss. 271's predecessors were enacted to address the common law rule that invalidated any attempt to sell all or substantially all of a corporation's assets without unanimous stockholder approval.(42)

         Before 1967, the predecessor to ss. 271 did not contain an explicit prohibition on selling "substantially all" of the corporation's assets without stockholder approval. Professor Folk's report to the corporate law revision committee noted that it was believed that the statute would nonetheless be interpreted to bar a sale of substantially all the assets without the stockholders' approval,(43) and the comprehensive revision to the DGCL formally incorporated a prohibition on selling substantially all the assets without an affirmative shareholder vote. According to leading commentators, the addition of the words "substantially all" was "intended merely to codify the interpretation generally accorded to the language of the pre-1967 statute that the word `all' `meant substantially all,' so that the statute could not be evaded by retaining a small amount of property not




----------------
(41) 8 DEL. C.ss.271.
(42) SEE, E.G., GIMBEL V. SIGNAL COS., 316 A.2d 599, 605 n.3 (Del. Ch.) (indicating that this was the purpose of the predecessor toss.271), AFF'D, 316 A.2d 619 (Del. 1974); 1 R. Franklin Balotti & Jesse A. Finkelstein, DELAWARE LAW OF CORPORATIONS & BUSINESS ORGANIZATIONSss.10.1, at 10-3 (3d ed. Supp. 2004) (same).
(43) Ernest L. Folk, III, Report to the Corporate Law Revision Committee 208 (1965-67).

vital to the operation of the business."(44)

         As I will note, our courts arguably have not always viewed cases involving the interpretation of ss. 271 through a lens focused by the statute's plain words. Nonetheless, it remains a fundamental principle of Delaware law that the courts of this state should apply a statute in accordance with its plain meaning, as the words that our legislature has used to express its will are the best evidence of its intent.(45) To analyze whether the vote requirement set forth in ss. 271 applies to a particular asset sale without anchoring that analysis to the statute's own words involves an unavoidable risk that normative preferences of the judiciary will replace those of the General Assembly.

         Therefore, I begin my articulation of the applicable legal principles with the words of the statute itself. There are two key words here:
"substantially" and "all." Although neither word is particularly difficult to understand, let's start with the easier one. "All" means "all," or if that is not clear, all, when used before a plural noun such as "assets,"



----------------
(44) Balotti & Finkelstein, ss. 10.1, at 10-4 (quoting COTTRELL V. PAWCATUCK CO., 128 A.2d 225 (Del. 1956)); SEE ALSO 2 David Drexler et al., DELAWARE CORPORATION LAW & PRACTICE ss. 37.01, at 37-2 (Matthew Bender, ed., 2003) (1967 "modification merely codified what had been the generally held understanding of what was implicit in the prior Section"); Ernest L. Folk, III, THE DELAWARE GENERAL CORPORATION LAW: A COMMENTARY & ANALYSIS 400 (1967 amendment adding "substantially all" explicitly codified "general consensus" that the existing statute "applied in that situation as well"); ID. at 400-01 (explaining that the case law predating the 1967 amendment did not consider the sale of a "principal asset" to trigger the statute).
(45) SEE SPEISER V. BAKER, 525 A.2d 1001, 1008 (Del. Ch. 1987) ("The utility of a literal approach to statutory construction is particularly apparent in the interpretation of the requirements of our corporation law -- where both the statute itself and most transactions governed by it are carefully planned and result from a thoughtful and highly rational process."); STROUD
     V. GRACE, 606 A.2d 75, 87 (Del. 1992) (noting that the need for certainty in the corporation law requires that the Court of Chancery act "with caution and restraint when ignoring the clear language of the General Corporation Law").

means "[t]he entire or unabated amount or quantity of; the whole extent, substance, or compass of; the whole."(46) "Substantially" is the adverb form of "substantial." Among other things, substantial means "being largely but not wholly that which is specified."(47) Substantially conveys the same meaning as "considerably" and "essentially"(48) because it means "to a great extent or degree" and communicates that it is very nearly the same thing as the noun it acts upon.(49) In all their relevant meanings, substantial and substantially convey the idea of amplitude, of something that is "[c]onsiderable in importance, value, degree, amount, or extent."(50) A fair and succinct equivalent to the term "substantially all" would therefore be "essentially everything."

         In our jurisprudence, however, words of this kind arguably long ago passed from the sight of our judicial rear view mirrors, to be replaced by an inquiry more focused on the judicial gloss put on the statute than on the words of the statute itself. The need for some gloss is understandable, of course. There are various metrics that can be used to determine how important particular assets are in the scheme of things. Should a court look to the percentage of the corporation's potential value as a sales target to measure the statute's application? Or measures of income-generating potential, such as contributions




----------------
(46) OXFORD ENGLISH DICTIONARY ONLINE (2d ed. 1989), http://dictionary.oed.com.
(47) MERRIAM-WEBSTER ON-LINE DICTIONARY, http://www.m-w.com.
(48) MSN ENCARTA DICTIONARY,
     http://encarta.msn.com/encnet/features/dictionary/dictionaryhome.aspx.
(49) http://www.dictionary.reference.com.
(50) AMERICAN HERITAGE DICTIONARY 1727 (4th ed. 2000).

to revenues or operating income? To what extent should the flagship nature of certain assets be taken into account?

         For all these reasons,

         The Supreme Court has long held that a determination of whether there is a sale of substantially all assets so as to trigger section 271 depends upon the particular qualitative and quantitative characteristics of the transaction at issue. Thus, the transaction must be viewed in terms of its overall effect on the corporation, and there is no necessary qualifying percentage.(51)

         In other words,

         Our jurisprudence eschewed a definitional approach to ss. 271 focusing on the interpretation of the words "substantially all," in favor of a contextual approach focusing upon whether a transaction involves the sale "of assets quantitatively vital to the operation of the corporation and is out of the ordinary and substantially affects the existence and purpose of the corporation." GIMBEL V. SIGNAL COS., INC., Del.Ch., 316 A.2d 599, 606, AFF'D, Del.Supr., 316 A.2d 619 (1974). This
         interpretative choice necessarily involved a policy preference for doing equity in specific cases over the value of providing clear guidelines for transactional lawyers structuring transactions for the corporations they advise. SEE 1 David A. Drexler, et al., DELAWARE CORPORATION LAW AND PRACTICE ss. 37.03 (1999) ("[GIMBEL] and its progeny represent a clear-cut rejection of the former conventional view that `substantially all' in Section 271 meant only significantly more than one-half of the corporation's assets.").(52)

         It would be less than candid to fail to acknowledge that thess.271 case law provides less than ideal certainty about the application of the statute to particular circumstances. This may result from certain decisions that appear to deviate from the



----------------
(51) WINSTON V. MANDOR, 710 A.2d 835, 843 (Del. Ch. 1997) (footnotes omitted). 52 IN RE GENERAL MOTORS CLASS H S'HOLDERS LITIG., 734 A.2d 611, 623 (Del. Ch. 1999).

statutory language in a marked way(53) and from others that have dilated perhaps longer than they should in evaluating asset sales that do not seem to come at all close to meeting the statutory trigger for a required stockholder vote.(54) In this latter respect, the seminal ss. 271 decision, GIMBEL V. SIGNAL COS., may have contributed to the lack of clarity. In the heat of an expedited injunction proceeding, the Chancellor examined in some detail whether the sale of assets comprising only 26% and 41% of the Signal Companies' total and net assets was subject to stockholder approval. Although the assets involved the oldest business line of the Signal Companies, the magnitude involved does not seem to approach ss. 271's gray zone.

         In the morass of particular percentages in the cases, however, remain the key principles articulated in GIMBEL, which were firmly rooted in the statutory language of ss. 271 and the statute's history. As has been noted, GIMBEL set forth a quantitative and qualitative test designed to help determine whether a particular sale of assets involved substantially all the corporation's assets. That test has been adopted by our Supreme Court as a good metric for determining whether an asset sale triggers the vote requirement of ss. 271.(55)



----------------
(53) The case of KATZ V. BREGMAN, 431 A.2d 1274 (Del. Ch. 1981), in particular, represents a striking one. In that case, a sale of assets constituting 51% of asset value, 44.9% of sales, and 52.4% of pre-tax net operating income was held to be subject to stockholder approval as a sale of "substantially all" the corporation's assets.
(54) In a prior decision, a number of the Delaware opinions are summarized in terms of their treatment of assets sales involving certain percentages and factors. SEE IN RE GENERAL MOTORS CLASS H S'HOLDERS LITIG., 734 A.2d at 623 n.10.
(55) OBERLY V. KIRBY, 592 A.2d 445, 464 (Del. 1991); SEE ALSO THORPE V. CERBCO, INC., 676 A.2d 436, 444 (Del. 1996).

         But the GIMBEL test, as Chancellor Quillen intended it, was not designed to obscure and supplant the statutory language, but to illuminate the meaning of that language. As the Chancellor noted, the definitional test used by our courts in applying ss. 271 "must begin with and ultimately necessarily relate to our statutory language."(56)

         The test that GIMBEL articulated -- requiring a stockholder vote if the assets to be sold "are quantitatively vital to the operation of the corporation" and "substantially affect[] the existence and purpose of the corporation" -- must therefore be read as an attempt to give practical life to the words "substantially all." It is for that reason that GIMBEL emphasized that a vote would never be required for a transaction in the ordinary course of business and that the mere fact that an asset sale was out of the ordinary had little bearing on whether a vote was required.(57)

         Indeed, GIMBEL stressed that "the statute does not speak of a requirement of shareholder approval simply because an independent, important branch of a corporate business is being sold."58 In that case, the court expressly rejected the argument that Delaware law ought to follow the law of other states that subjected all such major sales to stockholder approval, stating:

         The plaintiff cites several non-Delaware cases for the proposition that shareholder approval of such a sale is required. But that is not the language of our statute. Similarly, it is not our law that shareholder approval is required upon every `major' restructuring of the corporation. Again, it is not necessary to go beyond the statute. The statute requires shareholder


----------------
(56) GIMBEL, 316 A.2d at 605.
(57) ID. at 606.
(58) ID. at 605.

         approval upon the sale of `all or substantially all' of the corporation's assets. That is the sole test to be applied.(59)

         To underscore the point that the test it was articulating was tied directly to the statute, GIMBEL noted that its examination of the quantitative and qualitative importance of the transaction at issue was intended to determine whether the transaction implicated the statute because it struck "at the heart of the corporate existence and purpose," in the sense that it involved the "`destruction of the means to accomplish the purposes or objects for which the corporation was incorporated and actually performs.'"(60) It was in that sense, GIMBEL said, that the "statute's applicability was to be determined."(61)

         And it is in that sense that I apply the GIMBEL test in this case.


                2. IS THE TELEGRAPH GROUP QUANTITATIVELY VITAL TO
                        THE OPERATIONS OF INTERNATIONAL?

         The first question under the GIMBEL test is whether the TELEGRAPH Group is quantitatively vital to the operations of International.(62) The short answer to that question is no, it is not quantitatively vital within the meaning of GIMBEL.

         Why?

         Because it is clear that International will retain economic vitality even after a sale of the TELEGRAPH because it is retaining other significant assets, one of which, the Chicago Group, has a strong record of past profitability and expectations of healthy profit growth.


----------------
(59) ID.
(60) ID. at 606 (quoting 6A Fletcher, CYCLOPEDIA CORPORATIONSss.2949.2, at 648 (Perm. Ed. 1968 Rev.)).
(61) ID.
(62) ID.

         Now, it is of course clear that the TELEGRAPH Group is a major quantitative part of International's economic value and an important contributor to its profits. I am even prepared to decide this motion on the assumption that the TELEGRAPH Group is the single most valuable asset that International possesses, even more valuable than the Chicago Group.

         I base that largely on the results of the auction process. That process ultimately generated a price of $1.2 billion for the TELEGRAPH Group. When the bidding on the Chicago Group was halted, the highest bid received was $950 million. I consider these numbers good ones to use, even considering the circulation problems that later emerged at the SUN-TIMES. I do so because it is probable that the $950 million bid was not a final stretch bid as it was not a last round bid, but the ability to extract more from a final bidding round would, in light of the circulation problems that arose, have been doubtful. Unlike Inc., I do not believe that the $950 million bid ought to be discounted by 5% because I do not find it likely that the circulation problems would diminish the value of the Chicago Group to that extent, particularly given that a 15% drop in circulation of the SUN-TIMES had been assumed by the bidders and given that the SUN-TIMES contributes only around half of the profits of the Chicago Group as a whole.(63)

         If one were to use the actual high bids received for each of the TELEGRAPH and Chicago Groups as a result of the Strategic Process and assume that those were the only



----------------

(63) That said, even if the $950 million bid were discounted by 5%, that diminution would not change my decision.

assets of International -- which is not an accurate assumption -- the TELEGRAPH Group accounts for 56-57% of International's asset value, while the Chicago Group accounts for only 43-44% of the value.(64) Recognizing that quantitative vitality must be defined in light of the statutory language "substantially all," this breakdown does little to support Inc.'s position. It is less than 60% and the remaining asset is itself a quantitatively vital economic asset, as I will now explain.

         Let's consider the relative contribution to International's revenues of the TELEGRAPH Group and the Chicago Group. When considering this and other factors the reader must bear in mind that the contribution of the Canada Group dropped steeply after the 2000 CanWest sale. Before that sale, the Canada Group was a larger contributor to the economic value of International in many respects than the TELEGRAPH and Chicago Groups combined and it was sold without a stockholder vote. Bearing that fact in mind, a look at the revenue picture at International since 2000 reveals the following:




----------------
(64) Inc. derives this calculation as follows: The high bid received for the TELEGRAPH Group was the Barclays' bid of $1.2 billion; the high bids received for the Chicago Group ranged from $900 to $950 million (although Inc. admits that those were just "tentative indications" and bidding for that Group did not proceed to the final round); and International's other assets and liabilities largely offset each other. Inc. stresses that this analysis does not include the potential $376 million CanWest tax liability. But if the potential CanWest liability must be factored into the value that International stockholders will retain after the sale of the TELEGRAPH Group, then it must also be subtracted from the pre-sale value. Moreover, Inc.'s analysis also fails to include the value of any of International's claims against Black and others. For these reasons, I reject Inc.'s contention that the CanWest liability somehow transforms a sale of substantially less than substantially all assets into a sale that exceeds the statutory hurdle.

-----------------------------------------------------------------------------------------------------------
                                             REVENUE(65)
                                                ($MM)
-----------------------------------------------------------------------------------------------------------
                                                                                         UNAUDITED
OPERATING UNIT             2000          %       2001         %      2002         %         2003         %
-----------------------------------------------------------------------------------------------------------
Telegraph Group           $562.1      26.8      486.4      42.4      481.5     47.9        519.5      49.0
-----------------------------------------------------------------------------------------------------------
Chicago Group              401.4      19.2      442.9      38.6      441.8     43.9        450.8      42.5
-----------------------------------------------------------------------------------------------------------
Canada Group             1,065.2      50.8      197.9      17.3       69.6      6.9         80.5       7.6
-----------------------------------------------------------------------------------------------------------
Jerusalem Group             67.3       3.2       19.1       1.7       13.2      1.3         10.4       1.0
-----------------------------------------------------------------------------------------------------------
Other                        0.0       0.0        0.0       0.0        0.0      0.0          0.0       0.0
-----------------------------------------------------------------------------------------------------------
Total                    2,096.0     100.0    1,146.3     100.0    1,006.2    100.0      1,061.2     100.0
-----------------------------------------------------------------------------------------------------------


         Put simply, the TELEGRAPH Group has accounted for less than half of International's revenues during the last three years and the Chicago Group's contribution has been in the same ballpark.

         In book value terms, neither the TELEGRAPH Group nor the Chicago Group approach 50% of International's asset value because the company's other operating groups and non-operating assets have value:

-----------------------------------------------------------------------------------------------------------
                                       BOOK VALUE OF ASSETS(66)
                                                ($MM)
-------------------------------------------------------------------------------------------------------------
                                                                                            UNAUDITED
OPERATING UNIT              2000          %       2001          %        2002         %        2003        %
-------------------------------------------------------------------------------------------------------------
Telegraph Group           $542.0       19.8      533.2       25.9       568.3      26.0       629.8     35.7
-------------------------------------------------------------------------------------------------------------
Chicago Group              613.7       22.4      595.9       29.0       557.9      25.5       537.9     30.5
-------------------------------------------------------------------------------------------------------------
Canada Group               551.6       20.2      448.7       21.8       214.0       9.8       262.0     14.9
-------------------------------------------------------------------------------------------------------------
Jerusalem Group             61.2        2.2       69.6        3.4        28.9       1.3        30.1      1.7
-------------------------------------------------------------------------------------------------------------
Other                      968.8       35.4      410.5       19.9       819.1      37.4       302.8     17.2
-------------------------------------------------------------------------------------------------------------
Total                    2,737.2      100.0     2,058.0     100.0     2,188.1     100.0     1,762.6    100.0
-------------------------------------------------------------------------------------------------------------


         In terms of vitality, however, a more important measure is EBITDA contribution, as that factor focuses on the free cash flow that assets generate for the firm, a key


----------------
(65) Zachary Decl. P. 52.
(66) ID. P. 51.

component of economic value. As to that important factor, the Chicago Group is arguably more quantitatively nutritious to International than the TELEGRAPH Group. Here is the picture considering all of International's operating groups:

-------------------------------------------------------------------------------------------------------------
                                       EBITDA -- ALL OPERATING UNITS(67)
                                                      ($MM)
-------------------------------------------------------------------------------------------------------------
                                                                                          UNAUDITED
OPERATING UNIT              2000           %       2001          %      2002         %       2003         %
-------------------------------------------------------------------------------------------------------------
Telegraph Group           $106.7        30.3       50.7       85.3      61.4      54.7       57.4      57.4
-------------------------------------------------------------------------------------------------------------
Chicago Group               59.8        17.0       47.6       80.1      72.1      64.2       79.5      79.4
-------------------------------------------------------------------------------------------------------------
Canada Group               190.5        54.1      (21.1)      (2.5)     (0.8)     (0.7)      (3.3)     (3.3)
-------------------------------------------------------------------------------------------------------------
Jerusalem Group              9.6         2.7       (1.5)      (2.5)     (2.8)     (2.5)      (5.3)     (5.3)
-------------------------------------------------------------------------------------------------------------
Other                      (14.3)       (4.1)     (16.3)     (27.4)    (17.5)    (15.6)     (28.3)    (28.3)
-------------------------------------------------------------------------------------------------------------
Total                      352.3       100.0       59.5      100.0     112.4     100.0      100.0     100.0
-------------------------------------------------------------------------------------------------------------


           Here is the picture considering just the TELEGRAPH Group and the Chicago Group:

-------------------------------------------------------------------------------------------------------------
                        EBITDA-- TELEGRAPH GROUP AND CHICAGO GROUP ONLY(68)
                                                  ($MM)
-------------------------------------------------------------------------------------------------------------
                                                                                          UNAUDITED
OPERATING UNIT              2000           %       2001          %       2002         %       2003         %
-------------------------------------------------------------------------------------------------------------
Telegraph Group           $106.7        64.1       50.7       51.6       61.4      46.0       57.4      41.9
-------------------------------------------------------------------------------------------------------------
Chicago Group               59.8        35.9       47.6       48.4       72.1      54.0       79.5      58.1
-------------------------------------------------------------------------------------------------------------
Total                      166.5       100.0       98.3      100.0      133.5     100.0      136.9      100.0
-------------------------------------------------------------------------------------------------------------


         The picture that emerges is one of rough equality between the two Groups -- with any edge tilting in the Chicago Group's direction. Although in 2000 and earlier years the TELEGRAPH Group made a markedly higher contribution, that has not been so since then as continued competition in London holds down its profits.


----------------
(67) ID. P. 54.
(68) ID. P. 53.

         Importantly, the record evidence regarding the future of both Groups also suggests that their cash flow-generating potential and sale value are not greatly disparate. To wit,

         o International projects higher EBITDA for the Chicago Group than for the TELEGRAPH Group for 2004;

         o Lazard's DCF valuations of the TELEGRAPH Group and the Chicago Group show a modestly higher value range for the TELEGRAPH Group than the Chicago Group;(69)

         o Black's proposals in June 2004 were based on the assumption that the Chicago Group would grow its EBITDA to $130 to $150 million annually within four years and that the TELEGRAPH would grow its EBITDA to $150 million within that same period;

         o The Neil E-mail -- which Inc. repeatedly highlights(70) -- projected that EBITDA for the Chicago Group in 2009 would be $137 million if best industry practices were implemented that the Barclays had used elsewhere, an amount exceeding the $120 million he projected for the TELEGRAPH Group on the same managerial assumptions.


         One other piece of economic evidence about the relative value of the TELEGRAPH and Chicago Group deserves special mention. As has been mentioned, Inc. tried to sell itself to the Barclays earlier this year. In approving the agreement to sell itself to the Barclays, the Inc. board received advice from two different investment banking firms, Blair Franklin Capital Partners and Westwind. Both Walker and Rohmer were on the


----------------
(69) The range for the TELEGRAPH Group was $1.005 billion to $1.132 billion. The range for the Chicago Group was $928 million to $ 1.080 billion. The middle of the Lazard sensitivity chart showed a value of $ 1.067 billion for the TELEGRAPH Group and $1.022 billion for the Chicago Group. SEE ID. P. 76.
(70) Inc. argues that it shows a lack of due care that the Neil E-mail was apparently not shared with every CRC member. That argument is unpersuasive. As I note elsewhere, the Lazard DCF that supported its fairness opinion assumed EBITDA growth as strong, if not stronger, than that projected in the Neil E-mail.

Inc. board by that time (albeit only for days) and both voted to approve the sale. The separate valuation analyses that Blair Franklin and Westwind presented to the Inc. board both showed the Chicago Group as being more valuable than the TELEGRAPH Group.71

         The evidence therefore reveals that neither the TELEGRAPH Group nor the Chicago Group is quantitatively vital in the sense used in the GIMBEL test. Although both Groups are profitable, valuable economic assets and although the TELEGRAPH Group is somewhat more valuable than the Chicago Group, International can continue as a profitable entity without either one of them. International is not a human body and the TELEGRAPH and the Chicago Group are not its heart and liver. International is a business. Neither one of the two groups is "vital"-- i.e., "necessary to the continuation of [International's] life" or "necessary to [its] continued existence or effectiveness."72 Rather, a sale of either Group



----------------
(71) Farberman Aff. Ex. 11 at 7, Ex.12 at 14. This is not the only evidence that Black and Inc. considered the TELEGRAPH Group to be less than substantially all of International's assets. When Black was negotiating his original deal with the Barclays late last year, which entailed a purchase of Inc. by them, he alleviated their concerns that International could sell the TELEGRAPH out from under them by relaying information that he had supposedly received from his counsel, Sullivan & Cromwell, on the matter, stating that "[t]he sale of the TELEGRAPH out of Hollinger International . . . would probably not, in itself, trigger a shareholders' vote." Farberman Aff. Ex. 3. That legal advice was consistent with the conclusion this court reached on the basis of the record then before it when it enjoined the Barclays' transaction in February 2003, stating that the TELEGRAPH "constitutes far less than half of International's assets. The International board is empowered by Delaware law to dispose of that asset without seeking stockholder assent." HOLLINGER INT'L, INC. V. BLACK, 844 A.2d 1022, 1060-61 (Del. Ch. 2004) (citing ss. 271). Indeed, Inc. itself seemed to hold a similar view as recently as April 29, 2004, when it filed a memorandum in the U.S. District Court for the Northern District of Illinois supporting its motion to intervene and to vacate or modify the federal Consent Order. In that memorandum, Inc. argued that its motion should be granted because, among other reasons, if the Strategic Process resulted in the sale of a "substantial portion of International's assets (e.g., a sale of the CHICAGO SUN-TIMES or the LONDON DAILY TELEGRAPH) . . . . under Delaware law, such a sale of assets would likely not be subject to a shareholder vote. SEE 8 DEL. C. ss. 271." Farberman Aff. Ex. 20 at 10.
(72) AMERICAN HERITAGE DICTIONARY 1924 (4th ed. 2000).

leaves International as a profitable entity, even if it chooses to distribute a good deal of the cash it receives from the TELEGRAPH sale to its stockholders through a dividend or share repurchase.


         3. DOES THE TELEGRAPH SALE "SUBSTANTIALLY AFFECT THE EXISTENCE
                         AND PURPOSE OF" INTERNATIONAL?

         The relationship of the qualitative element of the GIMBEL test to the quantitative element is more than a tad unclear. If the assets to be sold are not quantitatively vital to the corporation's life, it is not altogether apparent how they can "substantially affect the existence and purpose of" the corporation within the meaning of GIMBEL, suggesting either that the two elements of the test are actually not distinct or that they are redundant. In other words, if quantitative vitality takes into account factors such as the cash-flow generating value of assets and not merely book value, then it necessarily captures qualitative considerations as well. Simply put, the supposedly bifurcated GIMBEL test may be no more bifurcated in substance than the two-pronged entire fairness test and may simply involve a look at quantitative and qualitative considerations in order to come up with the answer to the single statutory question, which is whether a sale involves substantially all of a corporation's assets. Rather than endeavor to explore the relationship between these factors, however, I will just dive into my analysis of the qualitative importance of the TELEGRAPH Group to International.

         Inc.'s demand for a vote places great weight on the qualitative element of GIMBEL. In its papers, Inc. stresses the journalistic superiority of the TELEGRAPH over the SUN-TIMES and the social cachet the TELEGRAPH has. If you own the TELEGRAPH, Inc. notes, "you can have dinner with the Queen."(73) To sell one of the world's most highly regarded newspapers and leave International owning as its flagship the Second Paper in the Second City is to fundamentally, qualitatively transform International. Moreover, after the TELEGRAPH sale, International's name will even ring hollow, as it will own only publications in the U.S., Canada, and Israel, and it will own only one paper of top-flight journalistic reputation, the JERUSALEM POST, which has only a modest readership compared to the TELEGRAPH.

         The argument that Inc. makes in its papers misconceives the qualitative element of GIMBEL. That element is not satisfied if the court merely believes that the economic assets being sold are aesthetically superior to those being retained; rather, the qualitative element of GIMBEL focuses on economic quality and, at most, on whether the transaction leaves the stockholders with an investment that in economic terms is qualitatively different than the one that they now possess. Even with that focus, it must be remembered that the qualitative element is a gloss on the statutory language "substantially all" and not an attempt to identify qualitatively important transactions but ones that "strike at the heart of the corporate existence."(74)

         The TELEGRAPH sale does not strike at International's heart or soul, if that corporation can be thought to have either one. When International went public, it did not



----------------
(73) Healy Dep. at 206.
(74) GIMBEL, 316 A.2d at 606.

own the TELEGRAPH. During the course of its existence, International has frequently bought and sold a wide variety of publications. In the CanWest sale, it disposed of a number of major newspapers in Canada -- and diminished its assets by half -- all without a stockholder vote. That sale came on the heels of its departure from Australia and an American downsizing. Thus, no investor in International would assume that any of its assets were sacrosanct. In the words of GIMBEL, it "can be said that . . . acquisitions and dispositions [of independent branches of International's business] have become part of the [company's] ordinary course of business."(75)

         Even more importantly, investors in public companies do not invest their money because they derive social status from owning shares in a corporation whose controlling manager can have dinner with the Queen. Whatever the social importance of the TELEGRAPH in Great Britain, the economic value of that importance to International as an entity is what matters for the GIMBEL test, not how cool it would be to be the TELEGRAPH's publisher. The expected cash flows from the TELEGRAPH Group take that into account, as do the bids that were received for the TELEGRAPH Group. The "trophy" nature of the TELEGRAPH Group means that there are some buyers -- including I discern, the Barclays, who run a private, not public, company -- who are willing to pay a higher price than expected cash flows suggest is prudent, in purely economic terms, in order to own the TELEGRAPH and to enjoy the prestige and access to the intelligentsia, the literary and social elite, and high government officials that comes with that control.


----------------
(75) ID. at 608.

         Although stockholders would expect that International would capitalize on the fact that some potential buyers of the TELEGRAPH would be willing to pay money to receive some of the non-economic benefits that came with control of that newspaper, it is not reasonable to assume that they invested with the expectation that International would retain the TELEGRAPH Group even if it could receive a price that was attractive in light of the projected future cash flow of that Group. Certainly, given the active involvement of International in the M & A market, there was no reason to invest based on that unusual basis. It may be that there exists somewhere an International stockholder (other than Mrs. Black or perhaps some personal friends of the Blacks) who values the opportunities that Conrad Black had to dine with the Queen and other eminent members of British society because he was the TELEGRAPH's publisher. But the qualitative element of the GIMBEL test addresses the rational economic expectations of reasonable investors, and not the aberrational sentiments of the peculiar (if not, more likely, the non-existent) persons who invest money to help fulfill the social ambitions of inside managers and to thereby enjoy (through the ownership of common stock) vicariously extraordinary lives themselves.

         After the TELEGRAPH Sale, International's stockholders will remain investors in a publication company with profitable operating assets, a well-regarded tabloid newspaper of good reputation and large circulation, a prestigious newspaper in Israel, and other valuable assets. While important, the sale of the TELEGRAPH does not strike a blow to International's heart.

                         4. SUMMARY OF SS. 271 ANALYSIS

         When considered quantitatively and qualitatively, the TELEGRAPH sale does not amount to a sale of substantially all of International's assets. This conclusion is consistent with the bulk of our case law under ss. 271. Although by no means wholly consistent, that case law has, by and large, refused to find that a disposition involved substantially all the assets of a corporation when the assets that would remain after the sale were, in themselves, substantial and profitable. As GIMBEL noted, ss. 271 permits a board to sell "one business . . . without shareholder approval when otheR substantial businesses are retained."(76) In the cases when asset sales were deemed to involve substantially all of a corporation's assets, the record always revealed great doubt about the viability of the business that would remain, primarily because the remaining operating assets were not profitable.(77) But, "if the portion of the business not sold constitutes a substantial, viable, ongoing component of the corporation, the sale is not subject to Section 271."(78)



----------------
(76) 316 A.2d at 608.
(77) E.G., WINSTON V. MANDOR, 710 A.2d 835, 843 (Del. Ch. 1997) (assets comprising 60% of net asset value might be substantially all assets for pleading purposes in situation when they allegedly constituted the only "income-generating assets"); THORPE V. CERBCO, INC., 1995 WL 478954, at *9-*10 (Del. Ch. Aug. 9, 1995) (assets that were held likely to constitute substantially all the assets comprised at least 68%of corporation's assets and were the corporation's "primary income-generating asset[s]"), REV'D IN PART, AFF'D IN RELEVANT PART, 676 A.2d 436 (Del. 1996); KATZ V. BREGMAN, 431 A.2d 1274, 1275 (Del. Ch. 1981) (only case finding assets worth less than 60% of a company's value to be "substantially all" the company's assets, and doing so when sale at issue came on heels of other substantial asset sales and where the assets to be sold had been the company's only income-producing facility during the previous four years).
(78) 1 R. Franklin Balotti & Jesse A. Finkelstein, DELAWARE LAW OF CORPORATIONS & BUSINESS ORGANIZATIONSss.10.2, at 10-7 (3d ed. Supp. 2004).

         To conclude that the sale of the TELEGRAPH Group was a sale of substantially all of International's assets would involve a determination that International possesses two operating assets, the sale of either of which would trigger a stockholder vote under ss. 271. That is, because there is no significant distinction between the economic importance of the Chicago and TELEGRAPH Groups to International, a conclusion that the TELEGRAPH Group was substantially all of International's assets would (impliedly but undeniably) supplant the plain language and intended meaning of the General Assembly with an "approximately half" test.(79) I decline Inc.'s invitation for me to depart so markedly from



----------------
(79) As International points out, the MBCA now includes a safe harbor provision that is intended to provide a "greater measure of certainty than is provided by interpretations of the current case law." MODEL BUS. CORP. ACTss.12.02 cmt. 1 (2002). The safe harbor is an objective test involving two factors:
         If a corporation retains a business activity that represented at least 25 percent of total assets at the end of the most recently completed fiscal year, and 25 percent of either income from continuing operations before taxes or revenues from continuing operations for that fiscal year, in each case of the corporation and its subsidiaries on a consolidated basis, the corporation will conclusively be deemed to have retained a significant continuing business activity.
ID.ss.12.02(a).
     Moreover, both the MBCA and the ALI Principles of Corporate Governance usefully turn the "substantially all" inquiry on its head by focusing, as GIMBEL does in a more oblique way, on what remains after a sale. SEE MODEL BUS. CORP. ACT ss. 12.02 cmt. 1 (2002) (stockholder vote required if asset sale would "leave the corporation without a significant continuing business activity"); PRINCIPLES OF CORP. GOVERNANCE ss.ss. 1.38(a)(2), 6.01(b) (text requiring stockholder approval when asset sale "would leave the corporation without a significant continuing business"); ID. ss. 1.38 cmt. 3 (commentary indicating that if a company has two principal operating divisions and one will remain following the asset sale, "there should normally be no doubt concerning the significance of the remaining division, even if the division to be sold represented a majority of the corporation's operating assets"). The MBCA, in particular, recognizes that while the "significant continuing business activity" test differs verbally from the "substantially all" language employed in many state corporation statutes, adoption of the MBCA provision would not entail a substantive change from existing law, because "[i]n practice, . . . courts interpreting these statutes [using the phrase `substantially all'] have commonly employed a test comparable to that embodied in 12.02(a)." MODEL BUS. CORP. ACT ss. 12.02 cmt. 1 (2002).

our legislature's mandate. By any reasonable interpretation, the TELEGRAPH sale does not involve substantially all of International's assets as substantial operating (and nonoperating) assets will be retained, and International will remain a profitable publishing concern.


       D. EQUITY DOES NOT REQUIRE A STOCKHOLDER VOTE ON THE TELEGRAPH SALE

         In its complaint, Inc. argues that even if ss. 271 does not require a vote, equity demands that it be afforded one. In its early manifestation, this argument was premised largely on the idea that Inc.'s controlling stockholder, Conrad Black, and his affiliates on the International board -- his wife, Barbara Amiel Black, and his managerial subordinate, Daniel Colson -- have been unfairly excluded from the CRC. Because this court's injunction and the federal Consent Order have (Inc. asserts) inhibited it from removing the International board majority it had earlier installed, Inc. now finds itself in the position of being a helpless bystander while an independent board majority manages International. This, Inc. contended, constituted some sort of violation of Inc.'s natural rights as a controlling stockholder that this court, in equity, must remedy.




--------------------------------------------------------------------------------
The commentary specifically cites several Delaware judicial decisions as examples of cases employing such a test. ID. These approaches support the conclusion I reach.
    Although not binding on me, these interpretative approaches provide a valuable perspective on ss. 271 because they are rooted, as is GIMBEL, in the intent behind the statute (and statutes like it in other jurisdictions). Indeed, taken together, a reading of ss. 271 that: 1) required a stockholder vote for any sales contract to which a parent was a party that involved a sale by a wholly owned subsidiary that, in economic substance, amounted to a disposition of substantially all the parent's assets; combined with 2) a strict adherence to the words "substantially all" (a la the MBCA), could be viewed as the most faithful way to give life to the General Assembly's intended use of ss. 271. That is, ss. 271 would have substantive force but only with regard to transactions that genuinely involved substantially all of the corporation's assets.

         Neither the law nor the factual record provides any support for Inc.'s piteous plea, however. I begin with the law.

         The reality is that controlling stockholders have no inalienable right to usurp the authority of boards of directors that they elect. That the majority of a company's voting power is concentrated in one stockholder does not mean that that stockholder must be given a veto over board decisions when such a veto would not also be afforded to dispersed stockholders who collectively own a majority of the votes. Like other stockholders, a controlling stockholder must live with the informed (i.e., sufficiently careful) and good faith (i.e., loyal) business decisions of the directors unless the DGCL requires a vote. That is a central premise of our law, which vests most managerial power over the corporation in the board, and not in the stockholders.(80)

         There are many important transactions (e.g., acquisitions of other corporations) when it is possible to structure a transaction with no stockholder vote. Inc. is familiar with that as that is how its controlling stockholder, Black, caused International to consummate the CanWest sale. In this regard, the important case of PARAMOUNT COMMUNICATIONS INC. V. TIME INC.(81) must be remembered. In that case, a transformative merger -- which, under its original structure, required a vote under New York Stock Exchange Rules but not the DGCL -- was reengineered so the board of Time could consummate a combination with Warner Communications, Inc. without a shareholder



----------------
(80) SEE 8 DEL. C.ss.141.
(81) 1989 WL 79880 (Del. Ch. July 14, 1989), AFF'D, 571 A.2d 1140 (Del. 1989).

vote, in order to avoid the reality that the stockholders (who were being offered $200 for their shares by another industry player) would have voted down the deal with Warner so they could take advantage of the tender offer. That decision was found to not involve any threat to the voting rights of Time stockholders because they had no such rights under the DGCL.

         As an equitable matter, moreover, there is no reason why controlling stockholders should have veto rights over asset sales when other stockholders would not have the same right. After all, a controlling stockholder usually has the chance to participate directly in the identification and selection of the board,(82) an opportunity that dispersed stockholders almost never have. Therefore, it is difficult to see why a controlling stockholder should be afforded an equitable veto over the decisions of its handpicked directors when public stockholders would not have that same opportunity. And formulating a rational test for determining when equity demands recognition of a controlling stockholder's special, natural law right to vote is a task that Inc. has not aided me in accomplishing.

         In this case, moreover, the equities are all against Inc. Inc. seeks to undermine the decisions of independent directors its own controlling stockholder, Conrad Black, selected. Inc. is suffering under injunctive restrictions because it, in concert and at the unrestrained instance of Black, posed a legally cognizable threat to the rights and best interests of International and its public stockholders. To the extent that judicial orders


----------------
(86) Admittedly, recent policy changes at the federal and stock exchange levels have affected this practice to some extent.

and the possibility of intervention by other regulators cause Inc. to feel inhibited about removing the International board majority before the signing of the TELEGRAPH sales contract,(83) Inc. has only itself and its controlling stockholder, inside management, and directors to blame.

         By the time of its reply brief, Inc.'s so-called "equitable" argument for a vote had transformed itself into a VAN GORKOM(84) claim grounded in the notion that the International board acted in a grossly negligent manner in agreeing to sell the TELEGRAPH Group. The reason for this change in strategy appears to have been that the original argument Inc. was intent on making -- that the International board did not seek a sale of the whole company ardently because that type of transaction would require a stockholder vote -- was untenable in light of the factual record. That factual record shows that the CRC aggressively pursued options to sell the entire company and even worked to pair up the Barclays with others who might join with them to formulate an attractive bid for the entirety of International. The CanWest tax liability and other tax issues, the lack of synergies among International's two key operating groups, the absence of audited financial statements, and the ongoing controversy between International and Black and his affiliates (including Inc.) made that option impracticable and financially unattractive.



----------------
(83) No order of this court or of the federal courts explicitly prohibits Inc. from replacing the International board. Under the federal Consent Order, an exercise of such power by Inc. would have certain consequences that a federal district court has determined, after contested motion practice, to be warranted as a matter of law and equity.
(84) SMITH V. VAN GORKOM, 488 A.2d 858 (Del. 1985).

In other words, the CRC abandoned a sale of all of International for proper business reasons and not to avoid a stockholder vote.

         When this theory did not pan out, Inc. latched on to its due care-based argument. That argument is rooted primarily on selective excerpts from a rich factual record. These excerpts, such as snippets from testimony of CRC members Richard Burt and James Thompson, are designed to show that the CRC did not focus on the key question before them at the end of the auction process: whether it was more beneficial to International to sell the TELEGRAPH Group or to retain it and focus on improving returns from the continuing operations of that Group and the Chicago Group. In further aid of that contention, Inc. argues that the CRC's and Lazard's stated view that the price the Barclays are paying is a tremendous one are, at best, erroneous and, at worst, disingenuous.

         But Inc.'s position is defective because it slights a mountain of evidence that refutes the proposition that the CRC acted in a grotesquely deficient way. That evidence has been adverted to at some length previously and is perhaps best set forth in summary fashion. It includes:

         o The many meetings of the CRC and its subcommittee during the course of the Strategic Process, during which the board members were presented with a great deal of information about the value of International and its key assets, including the TELEGRAPH Group;(85)



----------------
(85) For example, in meetings of Lazard with the CRC subcommittee on May 23, 2004 and the full CRC on May 27, the possibility of "doing nothing" was specifically discussed. Paris Aff. Ex. 17 at 0106326; Ex. 18 at 0106332. At both meetings, Lazard indicated its view that the sale of the TELEGRAPH Group was "the only transaction that presents [International] with an enhancement to the Company's public market valuation."

         o The fact that the CRC knew that Lazard had aggressively marketed the upside potential of the TELEGRAPH Group and had solicited bids on that basis, thus resulting in an auction price that provided a real world indication of the value that bidders placed on the upside potential of that Group. That exercise resulted in several reputable bidders (e.g., the Gannett newspaper entity) dropping out at prices well below the ultimate winning bid;

         o The reality that the use by Lazard of more aggressive figures for the valuation of the TELEGRAPH Group during the marketing process never represented their assessment of the actual value of the Group. These figures, which were not a final valuation of the Group, were designed by Lazard to encourage the highest possible bids and do not undermine the sincerity or rationality of its view, or the CRC's view, that the price that ultimately arose from the auction process was a very attractive one;(86)




--------------------------------------------------------------------------------
    Lazard's Zachary also testified that he had discussed with the company on several occasions the option of improving performance through better management. Zachary Dep. of July 18, 2004 at 99. He stated that the cash flow increases that could be expected from such improvements were embedded in Lazard's DCF analysis, which projects cash flows out to 2009 and "bring[s] back to today's date the improvements that are expected by management." ID. at 100. That testimony is backed up by Lazard presentations, which specifically identify as a "potential option" the possibility of "retain[ing] core assets [or sell[ing] non-core" assets, which would entail a "[f]ocus on improving operations." Paris Aff. Ex. 12 (Lazard presentation of May 2004), at HLR-T 000032. Specific downsides of that option, however, were that "[m]arket anticipates a transaction; share price drop if no activity; shareholder pressure for value enhancement." ID.

(86) Inc. tries to claim these earlier figures represented Lazard's real view of value. I credit the testimony of Lazard banker Louis Zachary to the contrary as his testimony comports with common sense and the obviously intended use of the figures in the earlier documents, which was to generate the highest bids. Likewise, Inc.'s strained arguments that the CRC was unaware of the possibility of improvements in the TELEGRAPH Group because of the possibility of better advertising conditions in London is unconvincing. Lazard marketed the Group on that basis and that possibility was known. So too, however, was the possibility that the hyper-competitive London newspaper market (a market whose key competitors have been vigorously competing on price and other factors at least since the turn of the century) would continue to make it difficult to generate more profits due to the pressures for costly new initiatives (such as the possible need to create a tabloid edition of the TELEGRAPH to compete with the new tabloid of the LONDON TIMES) and an unrelenting need to be competitive. Paris, for example, took these factors into account in deciding how to vote on the sale and these sorts of considerations were obviously embedded in the TELEGRAPH Group's management projections, which were used by Lazard in its valuation analysis.

         o The testimony of International's interim CEO, Gordon Paris, an independent director thrown into the breach by the corporate governance crisis that resulted from Black's managerial practices. Paris, an experienced investment banker who is financially savvy and who seems to have taken a pay cut to serve in his current capacity during the crisis at International, noted that the CRC had considered several risk factors relating to the continuing operation of the TELEGRAPH Group (e.g., competitive pressures in the London newspaper market and the need for an $185 million capital investment) in weighing whether to retain or sell the Group; and

         o The final valuation analysis of Lazard that supported its opinion that the TELEGRAPH sale was fair to International. That analysis was based on management projections showing growth of EBITDA to over $120 million in 2008. The analysis indicated that the price the Barclays were paying exceeded the top range of the various valuation methodologies employed by Lazard, including its DCF analysis. Lazard had also presented the CRC with information about the future value of the Chicago Group and the company's other assets so that the CRC knew what value would be left in International after a sale of the TELEGRAPH.


         Taken together, this evidence is inconsistent with a viable claim of gross negligence, at least as I understand that standard. The VAN GORKOM decision was a controversial one as it involved a finding that independent directors who accepted a large



--------------------------------------------------------------------------------
    Inc. also relies on a note handwritten by Zachary listing what Lazard's fee would be at potential sales prices for the TELEGRAPH Group ranging from $1.18 to $1.32 billion. Zachary Dep. Ex. 12 at 22. Zachary did not remember when he prepared this note. Zachary Dep. of July 18, 2004, at 25. And what neither the note nor Zachary's testimony reveals is any indication that this back-of-the-envelope calculation was intended to be a rigorous evaluation of the realistically attainable values for the TELEGRAPH Group. Even if it was, I credit the testimony of Zachary that the actual $1.2 billion price ultimately obtained is a favorable one, a view supported by the bulk of the record, and by Inc.'s failure to provide any substantive critique of Lazard's final valuation analyses or the projections underlying them. Among other reasons, any incentive Lazard may have had to push the sale of the TELEGRAPH Group was minimized by the fact that Lazard's fee arrangement was modified in March 2004 to guarantee it a minimum payment even if no transaction occurred, partly to ensure that Lazard objectively evaluated all options resulting from the Strategic Process, including the option of not doing anything, if that was ultimately determined to maximize shareholder value. ID. at 23-24; Paris Aff. P. 71.

premium for selling an entire company were grossly negligent because they did not shop the company first, did not obtain a banker's opinion, and supposedly did not retain sufficient leeway to do a post-signing market check. The reason for the controversy was that the selling board was comprised of a distinguished, disinterested majority, was selling to a third party at a large premium, and had a deep understanding of the company. To say that their rapid acceptance of a large premium was not simply negligent, but grossly so, struck and still strikes many commentators as wrong-headed.

         Whether the commentators' critique is well reasoned can be left for the academy and practitioners to debate. What is, it seems to me, perfectly obvious is that a ruling for Inc. would represent a vigorous tightening of the VAN GORKOM screw. Here, independent directors did not simply quickly ratify a hasty business decision recommended by a long-entrenched CEO without a banker's opinion or a prior market check.

         By stark contrast, here, a group of independent directors worked with an interim CEO, who bears every indicium of independence but for his agreement to serve in a managerial position during a corporate crisis, to fully expose International to the marketplace in a process designed by qualified investment bankers. The independent directors did not simply market the asset they ultimately sold; they marketed the whole company and every one of its other assets. During that process, the investment banker did as it should and tried to convince potential buyers to pay an even larger price for both the company and the TELEGRAPH Group than was finally approved. After considering the results of that aggressive marketing exercise, the CRC finally focused on one asset to sell, the TELEGRAPH Group, because the bids received for that Group were very attractive. After making the preliminary decision to sell the TELEGRAPH, the CRC extracted a final round of bids and additional concessions. In the course of their process, the independent directors considered the risks facing the operations they were selling and a detailed financial analysis of the worth of those operations -- an analysis that they were entitled to rely upon.(87) Only after doing all that and concluding that the price they were receiving for the assets was an attractive one when compared to the utility of retaining those assets did the CRC vote. I cannot call such a process irrational or grossly negligent without distorting the meaning of those concepts.

         Lastly, there is external evidence that the CRC did not reach an irrational result by deciding to monetize its investment in the TELEGRAPH Group, deliver some immediate value to its stockholders, and retain for them the upside of the Chicago Group's future profits. That strategy can obviously be questioned but it is unquestionably a rational approach considering that the Strategic Process was undertaken in no small part to develop an option that would deliver immediate returns for stockholders. Moreover, by providing International with the opportunity to give stockholders some immediate returns, the transaction reduces to public stockholders some of the threat that (what many apparently perceived to be) the suboptimal managerial practices of the past could return. Some of the external evidence of the rationality of the CRC's chosen course includes:




----------------
(87) SEE 8 DEL. C.ss.141(e).

         o Black's own strategic proposals, one of which involved selling the TELEGRAPH Group(88) and making large profits by retaining the other assets;

         o Inc.'s own belief, publicly expressed through White, that the Chicago Group is a valuable, profitable operating asset, irrespective of the recent circulation issues;

         o Inc.'s own decision to sell itself in January 2004 based on valuation analyses showing that the Chicago Group was more valuable than the TELEGRAPH Group and that the TELEGRAPH Group's value was less than what the Barclays are now obliged to pay;

         o The fact that the Barclays are paying in 2004 (i.e., right now) a multiple of 10X the earnings projected for the TELEGRAPH Group in 2009 (i.e., five years from now) in the Neil E-mail with which Inc.'s advocates are so enamored.(89)


         For all these reasons, there is no basis in equity to enjoin the TELEGRAPH Group in order to give Inc. a vote. On this record, I find no probability that the CRC's business


----------------
(88) Throughout Inc.'s papers runs the thread that any transaction that would result in the payment of any tax must be suboptimal. Obviously, businesses try to minimize tax liability -- and Lazard spent a lot of time trying to figure out how to do that for International -- but with sales sometimes come taxes. That is just a reality for citizens of republics whose legitimate governments must pay for the infrastructure and services their citizens, including corporate citizens, desire and need. The record is clear that Lazard and the CEO carefully considered which transactions were the most tax-favorable and selected the TELEGRAPH Group to sell because that involved less tax leakage than a sale of the Chicago Group. In any event, the post-tax proceeds from the TELEGRAPH sale will be substantial and the CRC has identified rational uses for them.
(89) Indeed, International independent director Raymond Seitz, who was forwarded the Neil E-mail, responded by agreeing that there might be "unlocked value" in the TELEGRAPH Group that could be realized if International could "get first rate management," but noting that "[o]ne challenge will be convincing principal shareholders that no premium is equal to the unlocked value." Burt Dep. Ex. 1. That is, Seitz's concern was that International's stockholders were expecting a deal and the board would have had a lot of explaining to do if it eschewed any transaction in favor of trying to turn the TELEGRAPH Group around on its own. Of course, the price ultimately obtained from the Barclays was attractive enough in terms of the Neil E-mail's projected EBITDA that it was rational for the board to sell rather than pursue the uncertain path of trying to extract that "unlocked value" itself.


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

judgment was a product of disloyal motives or extreme sloppiness. Instead, the record contains persuasive evidence of the CRC's good faith and rationality.


                 E. IRREPARABLE INJURY AND BALANCE OF THE HARMS

         To obtain a preliminary injunction, Inc. had to make a sufficient merits showing. It has not done so and it is therefore unnecessary to address the other elements of the preliminary injunction standard at length. That said, it is worth noting that the danger posed to Inc. by the sale of the TELEGRAPH is exceedingly slight in my view and that the equities do not tip in its favor. Having fully exposed the TELEGRAPH Group's value to the market and received competitive bids, International is receiving a market-based price in an arms'-length transaction. This is not a situation involving a self-dealing sale of an asset to an insider who is the only invited bidder.

         Furthermore, to the extent that Inc. wishes to propose a transaction along the lines Black was cooking up with Cerberus, it remains free to do so and to make an attractive offer to purchase the remainder of International (including the cash received in the TELEGRAPH sale). No doubt International's public stockholders would entertain with interest any unconditional, fully funded offer of that kind, and so, it seems, would the International board.


                                 IV. CONCLUSION

Inc.'s motion for a preliminary injunction is DENIED. IT IS SO ORDERED.


                                       92